Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

by and among

POWER & DIGITAL INFRASTRUCTURE ACQUISITION CORP.,

XPDI MERGER SUB INC.,

XPDI MERGER SUB 2, LLC, and

CORE SCIENTIFIC HOLDING CO.

dated as of

July 20, 2021

i

ii

EXHIBITS

Exhibit A	–	Form of Acquiror Charter

Exhibit B	–	Form of Acquiror Bylaws

Exhibit C	–	Form of Surviving Entity Operating Agreement

Exhibit D	–	Form of Company Stockholder Approval

iii

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of July 20, 2021, by and among Power & Digital Infrastructure Acquisition Corp., a Delaware corporation (“Acquiror”), XPDI Merger Sub Inc., a Delaware corporation and direct, wholly owned subsidiary of Acquiror (“First Merger Sub”), XPDI Merger Sub 2, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Acquiror (“Second Merger Sub” and, together with First Merger Sub, “Merger Subs” and each, a “Merger Sub”), and Core Scientific Holding Co., a Delaware corporation (the “Company”). Acquiror, First Merger Sub, Second Merger Sub and the Company are collectively referred to herein as the “Parties” and individually as a “Party.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Section 1.01.

RECITALS

WHEREAS, Acquiror is a blank check company incorporated in Delaware and formed to acquire one or more operating businesses through a Business Combination;

WHEREAS, on the terms and subject to the conditions of this Agreement, the Parties are entering into a business combination transaction, pursuant to which (i) in accordance with the General Corporation Law of the State of Delaware (as amended, the “DGCL”), First Merger Sub will merge with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly owned subsidiary of Acquiror (the “Surviving Corporation”) and (ii) in accordance with the Limited Liability Company Act of the State of Delaware (as amended, the “DLLCA”) and the DGCL, promptly following the First Merger, but in any event on the same day as the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub surviving the Second Merger as a wholly owned subsidiary of Acquiror;

WHEREAS, for U.S. federal income Tax purposes, (i) each of the Parties intends that the Mergers, taken together, will constitute a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder to which each of the Parties are parties under Section 368(b) of the Code and the Treasury Regulations thereunder and (ii) this Agreement is adopted as a plan of reorganization with respect to such “reorganization” for purposes of Sections 354, 361 and 368 of the Code and Treasury Regulations Section 1.368-2(g) and 1.368-3(a);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, to enter into this Agreement providing for the Mergers in accordance with the DGCL and DLLCA, (ii) approved this Agreement and the Transactions, including the Mergers in accordance with the DGCL and DLLCA, on the terms and subject to the conditions of this Agreement and (iii) adopted a resolution recommending the approval and adoption of this Agreement and the Mergers by the Company Stockholders (the “Company Board Recommendation”);

WHEREAS, the board of directors of First Merger Sub has unanimously (i) determined that it is in the best interests of First Merger Sub and its sole stockholder, and declared it advisable, to enter into this Agreement providing for the First Merger and (ii) approved this Agreement, the First Merger and the other Transactions, on the terms and subject to the conditions of this Agreement;

WHEREAS, Acquiror, in its capacity as the sole member of Second Merger Sub has (i) determined that it is in the best interests of Second Merger Sub, and declared it advisable, to enter into this Agreement providing for the Second Merger and (ii) approved this Agreement, the Second Merger and the other Transactions, on the terms and subject to the conditions of this Agreement;

WHEREAS, the board of directors of Acquiror (the “Acquiror Board”) has unanimously (i) determined that it is in the best interests of Acquiror and the stockholders of Acquiror, and declared it advisable, to enter into this Agreement, (ii) approved this Agreement and the Transactions, including the issuance of the Share Consideration, on the terms and subject to the conditions of this Agreement and (iii) adopted a resolution recommending to its stockholders the Acquiror Stockholder Matters (the “Acquiror Board Recommendation”);

WHEREAS, concurrently with the execution of this Agreement, Sponsor, Acquiror, the Company and certain other holders of Acquiror Class B Common Stock have entered into that certain sponsor agreement (the “Sponsor Agreement”), dated as of the date hereof, pursuant to which the Sponsor and/or each such other party thereto, as applicable, has agreed to, among other things, (a) vote in favor of the approval and adoption of this Agreement and the Transactions, (b) be bound by certain transfer restrictions with respect to its shares of Acquiror Common Stock prior to the Closing and (c) subject certain shares of Acquiror Common Stock identified therein (the “Sponsor Vesting Shares”) to the vesting provisions described in the Sponsor Agreement, in each case, on the terms and subject to the conditions set forth in the Sponsor Agreement; and

WHEREAS, concurrently with the execution of this Agreement, Acquiror, the Company, and certain Company Stockholders identified therein have entered into those certain support agreements (each, a “Company Support Agreement”), dated as of the date hereof, pursuant to which each such Company Stockholder will agree to, among other things, (a) support and vote in favor of the approval and adoption of this Agreement, the other Transaction Agreements to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Mergers), and approve and effect the Company Preferred Conversion, as applicable, and (b) take, or cause to be taken, any actions necessary or advisable to cause certain agreements to be terminated effective as of the Closing.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound, the Parties hereby agree as follows:

Article I
CERTAIN DEFINITIONS

Section 1.01 Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Acquiror” has the meaning specified in the preamble hereto.

“Acquiror Board” has the meaning specified in the Recitals hereto.

“Acquiror Board Recommendation” has the meaning specified in the Recitals hereto.

“Acquiror Bylaws” has the meaning specified in Section 2.04(b).

“Acquiror Charter” has the meaning specified in Section 2.04(a).

“Acquiror Class A Common Stock” means the class A common stock, par value $0.0001 per share, of Acquiror.

“Acquiror Class B Common Stock” means the class B common stock, par value $0.0001 per share, of Acquiror.

“Acquiror Common Stock” means the Acquiror Class A Common Stock and the Acquiror Class B Common Stock.

“Acquiror Impairment Effect” any change, event, circumstance, occurrence, effect, development or state of facts that would, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of the Acquiror or any Merger Sub to consummate the Transactions.

“Acquiror Intervening Event” means any material change, event, circumstance, occurrence, effect, development or state of facts that was not known to the Acquiror Board and was not reasonably foreseeable to the Acquiror Board as of the date of this Agreement and that becomes known to the Acquiror Board after the date of this Agreement but prior to the approval of the Acquiror Stockholder Matters; provided, however, that (i) any change in the price or trading volume of Acquiror Class A Common Stock and (ii) any change, event, circumstance, occurrence, effect, development or state of facts that may not be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur pursuant to clauses (i), (ii), (iii), (iv) and (vii) of such definition (other than as expressly contemplated by the final two provisos to the definition of Material Adverse Effect) shall in each case in clauses (i) and (ii) not be taken into account for purposes of determining whether an Acquiror Intervening Event has occurred.

“Acquiror Intervening Event Notice” has the meaning specified in Section 8.02(b).

“Acquiror Intervening Event Notice Period” has the meaning specified in Section 8.02(b).

“Acquiror Material Adverse Effect” means any change, event, circumstance, occurrence, effect, development or state of facts that, individually or in the aggregate, with any other change, event, circumstance, occurrence, effect, development or state of facts has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, operations, results of operations or financial condition of the Acquiror and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be taken into account in determining whether an Acquiror Material Adverse Effect has occurred or would reasonably be expected to occur: (i) any change in applicable Laws (including COVID-19 Measures) or GAAP or any official interpretation thereof, (ii) any change in interest rates or economic, political, business, financial, commodity, cryptocurrency, currency or market conditions generally, or any change generally affecting the economy, markets or industry in which Acquiror or any of its Subsidiaries operates, (iii) the announcement or the execution of this Agreement, the pendency or consummation of the Mergers or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees, (iv) the compliance with the express terms of this Agreement or the taking of any action expressly required by this Agreement, (v) any strike, embargo, labor disturbance, riot, protests, cyberterrorism event, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire, meteorological event or other natural disaster, act of God or other force majeure event or any epidemic, disease, outbreak or pandemic (including COVID-19), (vi) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, Acquiror operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, and (vii) any failure of Acquiror and its Subsidiaries, taken as a whole, to meet any projections, forecasts or budgets; provided that this clause (vii) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections, forecasts or budgets has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, an Acquiror Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Acquiror Material Adverse Effect); provided, that in the case of clauses (i), (ii), (v) and (vi) such changes may be taken into account to the extent (but only to the extent) that such changes have had a disproportionate impact on Acquiror and its Subsidiaries, taken as a whole, as compared to other “SPACs” operating in the industries in which Acquiror operates.

“Acquiror Organizational Documents” means the Certificate of Incorporation and Acquiror’s bylaws, as amended and in effect on the date hereof.

“Acquiror Parties” means Acquiror and Merger Subs.

“Acquiror Pre-Closing Conversion” has the meaning specified in Section 2.01(a)(ii).

“Acquiror Preferred Stock” has the meaning specified in Section 5.11(a).

“Acquiror Related Group” has the meaning set forth in Section 11.17(b).

“Acquiror Stock Value” means $10.00.

“Acquiror Stockholder” means a holder of Acquiror Common Stock.

“Acquiror Stockholder Approval” means the vote of the Acquiror Stockholders set forth in the Proxy Statement / Prospectus to the extent required to approve the Acquiror Stockholder Matters.

“Acquiror Stockholder Matters” means (i) the adoption and approval of this Agreement and the Transactions (the “Business Combination Proposal”), (ii) the adoption and approval of the issuance of shares of Acquiror Class A Common Stock in connection with the Transactions as may be required under NASDAQ listing requirements (the “NASDAQ Proposal”), (iii) the adoption and approval of the Acquiror Charter (the “Charter Proposal”), (iv) the adoption and approval of the Incentive Equity Plan (the “Incentive Equity Plan Proposal”), (v) the adoption and approval of the Employee Stock Purchase Plan (the “ESPP Proposal”), (vi) the adoption and approval of each other proposal that the SEC (or its staff members) indicates is necessary in its comments to the Proxy Statement / Prospectus or in correspondence related thereto; (vii) the adoption and approval of each other proposal reasonably agreed to by Acquiror and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the other Transaction Agreements, and (viii) the adoption and approval of a proposal for the adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing.

“Acquiror Stockholder Redemption” has the meaning specified in Section 8.02(a)(i).

“Acquiror Transaction Expenses” means all fees, costs and expenses of Acquiror incurred prior to and through the Closing Date, including any such amounts incurred in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions or any other Business Combination, including the fees, costs, expenses and disbursements of counsel, accountants, advisors (including placement agents) and consultants of Acquiror, including deferred underwriting discounts or fees, in each case, to the extent unpaid prior to the Closing.

“Acquiror Warrant” means a warrant of Acquiror entitling the holder to purchase one share of Acquiror Class A Common Stock per warrant.

“Acquisition Transaction” means any potential investment in, financing of, license, or sale of any assets (other than a sale of assets in the ordinary course of business, or, dispositions of assets that are not material, individually or in the aggregate, which could not reasonably be expected to impede, delay, interfere with or prevent the Transactions in any respects) or Equity Securities of any Company Group Member, whether such transaction takes the form of a sale, merger, liquidation, dissolution, reorganization, recapitalization, consolidation or financing or a public offering of any Company Group Member’s Equity Securities other than with Acquiror, the Sponsor and their respective Affiliates and Representatives; provided, that the foregoing limitations shall not apply to and shall not restrict the consummation of the Blockcap Transaction, any Permitted Equity Financing, the issuance of Company Common Stock pursuant to the exercise of Equity Securities which are outstanding as of the date of this Agreement or permitted to be issued under this Agreement, the issuance of additional Company Convertible Notes, or the conversion of any outstanding Company Convertible Notes; provided, further, that the foregoing clause shall not restrict any Company Stockholder, any Person (except for the Company or its Subsidiaries), or any of their respective Representatives or Affiliates from making proposals or offers or otherwise agreeing to, making, implementing or consummating any transaction not involving, directly or indirectly, (i) the Company Group or (ii) any assets, debt securities or Equity Securities of the Company Group.

“Action” means any claim, action, suit, charge, complaint, audit, investigation, inquiry, assessment, arbitration or legal, judicial or administrative proceeding (whether at law or in equity) by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto; provided, that in no event shall any Company Group Member be considered an Affiliate of any portfolio company (other than any other Company Group Member) of any investment fund affiliated with any direct or indirect equityholder of the Company nor shall any portfolio company (other than the Company Group) of any investment fund affiliated with any equityholder of the Company be considered to be an Affiliate of any Company Group Member.

“Agreement” has the meaning specified in the preamble hereto.

“Allocation Schedule” has the meaning specified in Section 3.04(a)(iii).

“Alternate Business Combination Proposal” has the meaning specified in Section 8.03(a).

“Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption, bribery, and money laundering, including the U.S. Foreign Corrupt Practices Act of 1977 and the UK Bribery Act of 2010.

“Antitrust Law” means the HSR Act, the Federal Trade Commission Act, the Sherman Act, the Clayton Act, and any applicable foreign antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Blockcap” means Blockcap, Inc., a Nevada corporation.

“Blockcap Merger” means the merger of Block Merger Sub, Inc. with and into Blockcap, with Blockcap surviving the merger as a direct, wholly owned subsidiary of the Company, pursuant to the Blockcap Merger Agreement.

“Blockcap Merger Agreement” means that certain Agreement and Plan of Merger, dated as of July 15, 2021, by and between the Company, Blockcap, Block Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company, and Harlin Dean, as securityholder representative and solely in its capacity as a representative of the Blockcap stockholders.

“Blockcap Transaction” means the transactions contemplated by the Blockcap Merger Agreement and the other Blockcap Transaction Documents.

“Blockcap Transaction Documents” means the “Transaction Documents” (as defined in the Blockcap Merger Agreement).

“Business Combination” has the meaning ascribed to such term in the Certificate of Incorporation.

“Business Combination Proposal” has the meaning specified in the definition of “Acquiror Stockholder Matters”.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136), as amended, and any administrative or other guidance published with respect thereto by any Governmental Authority.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Acquiror, as in effect on the date hereof and as such certificate is further amended in accordance with this Agreement.

“Change in Recommendation” has the meaning specified in Section 8.02(a)(iii).

“Charter Proposal” has the meaning specified in the definition of “Acquiror Stockholder Matters”.

“Closing” has the meaning specified in Section 3.02.

“Closing Date” has the meaning specified in Section 3.02.

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning specified in the preamble hereto.

“Company Benefit Plan” has the meaning specified in Section 4.13(a).

“Company Board” has the meaning specified in the Recitals hereto.

“Company Board Recommendation” has the meaning specified in the Recitals hereto.

“Company Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, as in effect on the date hereof.

“Company Closing Statement” has the meaning specified in Section 3.04(a).

“Company Common Stock” means the common stock, par value $0.00001 per share, of the Company.

“Company Convertible Note” means the secured convertible promissory notes issued by the Company pursuant to the Company Convertible Note Purchase Agreement.

“Company Convertible Note Purchase Agreement” means that certain Secured Convertible Note Purchase Agreement, dated as of April 19, 2021, by and among the Company, each purchaser party thereto, U.S. Bank National Association, as Note Agent, and U.S. Bank National Association, as Collateral Agent.

“Company Employees” has the meaning specified in Section 4.13(a).

“Company Equity Plan” means the Company’s 2018 Omnibus Incentive Plan, as such may have been amended, supplemented or modified from time to time.

“Company Fully Diluted Share Amount” means an amount equal to, without duplication, the sum of (i) the aggregate number of shares of Company Common Stock outstanding as of immediately prior to the Effective Time (for clarity, after having given effect to the Company Preferred Conversion), plus (ii) the aggregate number of shares of Company Common Stock issuable upon exercise of all Company Options outstanding immediately prior to the Effective Time (whether or not then vested or exercisable), calculated using the treasury method of accounting, plus (iii) the aggregate number of shares of Company Common Stock issuable upon settlement of all Company RSUs outstanding immediately prior to the Effective Time (whether or not then vested ), plus (iv) the aggregate number of shares of Company Common Stock that are issuable upon exercise in full of all Company Warrants (whether or not then vested or exercisable) calculated using the treasury method of accounting.

“Company Group” means the Company and its Subsidiaries.

“Company Group Member” means the Company or one of its Subsidiaries, as applicable.

“Company Impairment Effect” means any change, event, circumstance, occurrence, effect, development or state of facts that would, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of the Company to consummate the Transactions.

“Company Intellectual Property” means the Owned Intellectual Property and Licensed Intellectual Property.

“Company Option” means each option to purchase Company Common Stock issued and outstanding immediately prior to the Effective Time.

“Company Preferred Conversion” has the meaning specified in Section 2.01(a)(i).

“Company Preferred Stock” means the Company Series A Preferred Stock and Company Series B Preferred Stock.

“Company Related Party” has the meaning specified in Section 11.17(a).

“Company RSUs” means restricted stock units of the Company issued and outstanding immediately prior to the Effective Time.

“Company Series A Preferred Stock” means the Series A Convertible Preferred Stock, par value $0.00001 per share, of the Company.

“Company Series B Preferred Stock” means the Series B Convertible Preferred Stock, par value $0.00001 per share, of the Company.

“Company Software” means all proprietary Software owned or purported to be owned by the Company or its Subsidiaries, including any under development, from which the Company or its Subsidiaries has derived within the three (3) years preceding the date hereof, or is currently deriving, revenue from the sale, license, maintenance or other provision thereof.

“Company Stockholder” means a holder of Company Common Stock and/or Company Preferred Stock.

“Company Stockholder Approval” means the approval of the Company Stockholders entitled to vote and necessary to adopt and approve this Agreement and the Mergers and effect the Company Preferred Conversion, substantially in the form attached as Exhibit D hereto.

“Company Subsidiary” has the meaning specified in Section 4.02.

“Company Transaction Expenses” means all fees, costs and expenses of Company and its Subsidiaries incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions, including the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of the Company and its Subsidiaries, to the extent unpaid prior to the Closing.

“Company Warrants” means warrants to purchase Company Common Stock issued and outstanding immediately prior to the Effective Time.

“Confidentiality Agreement” has the meaning specified in Section 11.09.

“Consent Solicitation Statement” has the meaning specified in Section 6.08(b).

“Contracts” means any contracts, agreements, licenses, subcontracts, leases, subleases and other commitment or arrangements that are in each case legally binding (excluding purchase orders entered into in the ordinary course of business).

“Cooley” has the meaning specified in Section 11.17(a).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, guidelines or recommendations by any Governmental Authority in each case in connection with or in response to COVID-19, including, the CARES Act.

“COVID-19 Response Measures” means any reasonable action, taken or omitted to be taken, including the establishment of any policy, procedure or protocol, in response to COVID-19 or any of the measures described in the definition of “COVID-19 Measures;” provided, however, that if and to the extent that any such action would otherwise be subject to Section 6.01, then prior to taking or omitting to take any such action, the Company, to the extent reasonably practicable under the circumstances, shall use reasonable best efforts to provide Acquiror with advance notice of such anticipated action and consult with Acquiror in good faith with respect to such action.

“D&O Tail” has the meaning specified in Section 7.01(b).

“Data Security Requirements” has the meaning specified in Section 4.20(e).

“Data Treatment” means the analysis, receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross-border) of Personal Information.

“DGCL” has the meaning specified in the Recitals hereto.

“DLLCA” has the meaning specified in the Recitals hereto.

“EAR” has the meaning specified in the definition of “Ex-Im Laws”.

“Effective Time” has the meaning specified in Section 2.02.

“Enforceability Exceptions” has the meaning specified in Section 4.03.

“Environmental Laws” means any and all applicable Laws relating to pollution, human health and safety or protection of the environment (including natural resources), or the use, storage, emission, distribution, transport, handling, disposal or release of, or exposure of any Person to, Hazardous Materials.

“Equity Securities” means, with respect to any Person, (i) any shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interest in, such Person, (ii) any securities of such Person convertible into or exchangeable for cash or shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person, (iii) any warrants, calls, options or other rights to acquire from such Person, or other obligations of such Person to issue, any shares of capital or capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person, (iv) any restricted shares, stock appreciation rights, restricted units, performance units, contingent value rights, “phantom” stock, equity or equity-based rights or similar securities or rights issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital or capital stock or other voting securities of, other ownership interests in, or any business, products or assets of, such Person and (v) any securities issued or issuable with respect to the securities or interests referred to in clauses (i) through (iv) above in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

“ERISA” has the meaning specified in Section 4.13(a).

“ERISA Affiliate” means any entity (whether or not incorporated) other than the Company or a Subsidiary of the Company that, together with the Company or any Subsidiary of the Company, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code

“ESPP Proposal” has the meaning specified in the definition of “Acquiror Stockholder Matters”.

“Ex-Im Laws” means all U.S. and non-U.S. Laws relating to export, reexport, transfer, and import controls, including the Export Administration Regulations (“EAR”), the International Traffic in Arms Regulations (“ITAR”), the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning specified in Section 3.05(a).

“Exchange Fund” has the meaning specified in Section 3.05(b).

“Exchange Ratio” means an amount equal to (i) Per Share Equity Value, divided by (ii) the Acquiror Stock Value, provided that it shall be carried out to the decimal places necessary so that the Share Consideration Value equals exactly $4,000,000,000.

“Excluded Share” has the meaning specified in Section 3.01(a)(i)(B).

“Existing Registration Agreement” has the meaning specified in Section 8.09.

“Financial Statements” has the meaning specified in Section 4.08(a).

“First Certificate of Merger” has the meaning specified in Section 2.02.

“First Merger” has the meaning specified in the Recitals hereto.

“First Merger Sub” has the meaning specified in the Preamble hereto.

“Former Employee Option” means each Company Option held by a former employee or service provider of any Company Group Member that is not identified on Schedule 4.06(b) as a Specified Company Optionholder.

“Former Employee Warrant” means each Company Warrant held by a former employee or service provider of any Company Group Member.

“Fraud” means actual common law fraud in the making of a specific representation or warranty expressly set forth in Article IV or Article V of this Agreement, committed by the Party making such express representation or warranty, with intent to deceive another Party, and to induce it to enter into this Agreement and requires (i) an intentional false representation of material fact expressly set forth in the representations and warranties set forth in this Agreement; (ii) actual knowledge that such representation is false (as opposed to any fraud claim based on constructive, knowledge, negligent or reckless misinterpretation or a similar theory); (iii) a specific intention to induce the Party to whom such representation was made to act or refrain from acting in reliance upon it; (iv) causing that Party, in justifiable reliance upon such false representation, to take or refrain from taking action; and (v) causing such Party to suffer damage by reason of such reliance. For clarity, a claim for Fraud may only be made against the Party committing such Fraud.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Government Official” means any officer or employee of a Governmental Authority or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality or on behalf of any such public organization.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, arbitral body (public or private) or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, ruling, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning), or for which standards of conduct or liability may be imposed, under Environmental Laws, including but not limited to petroleum, petroleum by-products, mold, asbestos or asbestos-containing material, polychlorinated biphenyls, per- and polyfluoroalkyl substances, flammable or explosive substances, or pesticides.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Incentive Equity Plan” has the meaning specified in Section 7.07.

“Incentive Equity Plan Proposal” has the meaning specified in the definition of “Acquiror Stockholder Matters”.

“Indebtedness” means, with respect to any Person as of any time, without duplication, (i) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, all indebtedness for borrowed money of such Person or indebtedness issued by such Person in substitution or exchange for borrowed money, (ii) all indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, in each case, as of such time of such Person, (iii) all obligations for the deferred purchase price of property or other services (other than trade payables incurred in the ordinary course of business that are not past due), (iv) all obligations as lessee that are required to be capitalized in accordance with GAAP prior to giving effect to Accounting Standards Codification 842 (and shall only include leases characterized as capital leases in accordance with GAAP prior to giving effect to Accounting Standards Codification 842), (v) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (vi) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (vii) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (viii) all obligations of the type referred to in clauses (i) through (vii) of this definition of any other Person, the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations. Notwithstanding anything to the contrary contained herein, “Indebtedness” of any Person shall not include any item that would otherwise constitute “Indebtedness” of such Person that is an obligation between such Person and any wholly owned Subsidiary of such Person or between any two or more wholly owned Subsidiaries of such Person.

“Intellectual Property” means all intellectual property rights (including with respect to technology) created, arising, or protected under applicable Law (or any other similar statutory provision or common law doctrine in the United States or anywhere else in the world), including all: (i) patents, patent applications, patent disclosures, and inventions and all improvements thereto (whether or not patentable or reduced to practice), and all reissues, continuations, continuations-in-part, revisions, divisional, extensions, and reexaminations in connection therewith, (ii) trademarks, service marks, trade names, trade dress, corporate names and other indicia of source, and all registrations, applications and renewals in connection therewith (together with the goodwill associated therewith), (iii) copyrights and all works of authorship (whether or not copyrightable), and all registrations, applications and renewals in connection therewith, (iv) internet domain names, (v) intellectual property rights in Software, and (vi) trade secrets, and any other intellectual property rights in know-how, technologies, databases, processes, techniques, protocols, methods, formulae, algorithms, layouts, designs, specifications and confidential information.

“Intended Income Tax Treatment” has the meaning specified in Section 8.04(a).

“Interim Period” has the meaning specified in Section 6.01.

“IT Systems” means all Software, computer and information technology systems and infrastructure, servers, networks, databases, websites, computer hardware and equipment, interfaces, platforms, and peripherals that are owned, licensed, or leased by any Company Group Member in the conduct of its business.

“ITAR” has the meaning specified in the definition of “Ex-Im Laws.”

“JOBS Act” has the meaning specified in Section 7.11.

“K&E” has the meaning specified in Section 11.17(b).

“Key Employee” means the Company Employees included on Schedule 1.01.

“Law” means any statute, act, code, law (including common law), ordinance, rule, regulation, determination, guidance or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or its Subsidiaries.

“Leases” has the meaning specified in Section 4.19(c).

“Licensed Intellectual Property” has the meaning specified in Section 4.20(a).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, easement, license, option, right of first refusal, security interest or other lien of any kind.

“Malware” has the meaning specified in Section 4.20(d).

“Material Adverse Effect” means, any change, event, circumstance, occurrence, effect, development or state of facts that, individually or in the aggregate, with any other change, event, circumstance, occurrence, effect, development or state of facts has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, operations, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (i) any change in applicable Laws (including COVID-19 Measures) or GAAP or any official interpretation thereof, (ii) any change in interest rates or economic, political, business, financial, commodity, cryptocurrency, currency or market conditions generally, or any change generally affecting the economy, markets or industry in which any Company Group Member operates, (iii) the announcement or the execution of this Agreement, the pendency or consummation of the Mergers or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees, (iv) the compliance with the express terms of this Agreement or the taking of any action expressly required by this Agreement, (v) any strike, embargo, labor disturbance, riot, protests, cyberterrorism event, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire, meteorological event or other natural disaster, act of God or other force majeure event or any epidemic, disease, outbreak or pandemic (including COVID-19), (vi) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, any Company Group Member operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, and (vii) any failure of the Company and its Subsidiaries, taken as a whole, to meet any projections, forecasts or budgets; provided, that this clause (vii) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections, forecasts or budgets has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect); provided that in the case of clauses (i), (ii), (v) and (vi) such changes may be taken into account to the extent (but only to the extent) that such changes have had a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other industry participants in the industries or markets in which the Company or its Subsidiaries operate.

“Material Contracts” has the meaning specified in Section 4.12(a).

“Merger Subs” has the meaning specified in the preamble hereto.

“Mergers” has the meaning specified in the Recitals hereto.

“Multiemployer Plan” has the meaning specified in Section 4.13(f).

“NASDAQ” means the National Association of Securities Dealers Automated Quotations.

“NASDAQ Proposal” has the meaning set forth in the definition of “Acquiror Stockholder Matters”.

“OFAC” has the meaning specified in the definition of “Sanctions Laws.”

“Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned by the Company or its Subsidiaries.

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by any Company Group Member.

“Parties” or “Party” has the meaning specified in the preamble hereto.

“PCAOB” means the Public Company Accounting Oversight Board.

“PEO Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and any other retirement, supplemental retirement, retiree health or welfare insurance, vacation, paid time off, fringe benefit, or other benefit plan, policy, agreement, program or arrangement that is sponsored or maintained by a “professional employer organization” for the benefit of any current or former employee of any Company Group Member pursuant to a contract between any Company Group Member and such professional employer organization.

“Per Share Equity Value” means an amount equal to (i) the Share Consideration Value, divided by (ii) the Company Fully Diluted Share Amount.

“Permits” has the meaning specified in Section 4.11.

“Permitted Equity Financing” means purchases of Acquiror Class A Common Stock at or prior to the Closing by Permitted Equity Financing Investors pursuant to Section 7.03.

“Permitted Equity Financing Investors” means Persons that have committed to provide or otherwise entered into agreements to subscribe for or acquire Acquiror Class A Common Stock in exchange for cash prior to or in connection with the transactions contemplated hereby pursuant to any Permitted Equity Financing Subscription Agreement.

“Permitted Equity Financing Subscription Agreement” means a Contract executed by a Permitted Equity Financing Investor pursuant to which such Permitted Equity Financing Investor has agreed to purchase for cash Acquiror Class A Common Stock from Acquiror at or prior to the Closing pursuant to Section 7.03.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, that relate to amounts not yet due and payable or that are being contested in good faith through appropriate Actions, in each case only to the extent appropriate reserves have been established in accordance with GAAP, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions and for which appropriate reserves have been established in accordance with GAAP, (iv) Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that (A) are matters of record, and (B) do not or would not materially interfere with the uses or occupancy of such real property, (v) Liens that are not material to the Company and its Subsidiaries, taken as a whole, (vi) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (vii) Liens that secure obligations that are reflected as liabilities on the most recent balance sheet (which such Liens are referenced, or the existence of which such Liens is referred to, in the notes to most recent balance sheet), (viii) Liens securing any third-party Indebtedness of the Company and its Subsidiaries existing on the date hereof and described on Schedule 1.01(a), and (xi) Liens described on Schedule 1.01(a).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Personal Information” means, in addition to any definition for any similar term (e.g., “personal data” or “personally identifiable information”) provided by applicable Law, or by the Company in any of its privacy policies, notices or contracts, all information that identifies, could be used to identify or is otherwise associated with an individual natural person.

“Privacy Laws” means any and all applicable Laws, legal requirements and any self-regulatory guidelines to which the Company is legally or contractually bound (including of any applicable foreign jurisdiction) relating to Data Treatment or otherwise relating to privacy or security of Personal Information, including to the extent applicable to the Company, HIPAA, California Consumer Privacy Act (CCPA), and the General Data Protection Regulation (GDPR) (EU) 2016/679), and any and all applicable Laws relating to breach notification in connection with Personal Information.

“Proxy Clearance Date” has the meaning specified in Section 8.02(a)(i).

“Proxy Statement / Prospectus” has the meaning specified in Section 8.02(a)(i).

“Registered Intellectual Property” has the meaning specified in Section 4.20(a).

“Registration Rights Agreement” has the meaning specified in Section 8.09.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, and consultants of such Person.

“Required Acquiror Stockholder Approval” means the approval of each Required Transaction Proposal by the affirmative vote of the holders of the requisite number of Acquiror Common Stock entitled to vote thereon, whether in person or by proxy, at the Special Meeting (or any adjournment thereof), in accordance with the Acquiror Organizational Documents and applicable Law.

“Required Transaction Proposals” means, collectively, the Business Combination Proposal, the NASDAQ Proposal, the Incentive Equity Plan Proposal, the ESPP Proposal, and the Charter Proposal.

“Sanctioned Country” means any country or region that is or has in the past five years been the subject or target of a comprehensive embargo under Sanctions Laws (including Cuba, Iran, North Korea, Venezuela, Sudan, Syria, and the Crimea region of Ukraine).

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any Person listed on any U.S. or non-U.S. sanctions- or export-related restricted or prohibited party list, including OFAC’s Specially Designated Nationals and Blocked Persons List, OFAC’s Sectoral Sanctions Identification List, the Entity, Denied Persons and Unverified Lists maintained by the U.S. Department of Commerce, the UN Security Council Consolidated List, and the EU Consolidated List; (ii) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i); or (iii) any national of a Sanctioned Country.

“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State), the United Nations Security Council, and the European Union.

“Schedules” means the disclosure schedules of the Company and its Subsidiaries, or Acquiror, as applicable.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning specified in Section 5.08(a).

“Second Certificate of Merger” has the meaning specified in Section 2.02.

“Second Effective Time” has the meaning specified in Section 2.02.

“Second Merger” has the meaning specified in the Recitals hereto.

“Second Merger Sub” has the meaning specified in the Preamble hereto.

“Securities Act” means the Securities Act of 1933.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Securities Liens” means restrictions on transfer under applicable federal or state securities Laws.

“Share Consideration” has the meaning specified in Section 3.01(a)(i)(A).

“Share Consideration Value” means $4,000,000,000.

“Software” means any and all (i) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (iv) all documentation including user manuals and other training documentation relating to any of the foregoing.

“Special Meeting” has the meaning specified in Section 8.02(a)(iii).

“Specified Company Option” means a Company Option held by a Specified Company Optionholder.

“Specified Company Optionholder” means a holder of Company Options that is identified on Schedule 4.06(b) as a Specified Company Optionholder.

“Specified Representations” has the meaning specified in Section 9.02(a)(i).

“Sponsor” means XPDI Sponsor LLC, a Delaware limited liability company.

“Sponsor Agreement” has the meaning specified in the Recitals hereto.

“Sponsor Vesting Shares” has the meaning specified in the Recitals hereto.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member. For the avoidance of doubt, Blockcap and its Subsidiaries, including Radar Relay, Inc., will be considered Subsidiaries of the Company following the consummation of the Blockcap Transaction, and in any event, prior to the consummation of the Closing.

“Surviving Corporation” has the meaning specified in the Recitals hereto.

“Surviving Entity” has the meaning specified in Section 2.01(c)(ii).

“Surviving Provisions” has the meaning specified in Section 10.02.

“Tax” means (i) any federal, state, provincial, territorial, local, foreign and other net income tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax) ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties, and sales or use tax, or other tax or like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto (or in lieu thereof) by a Governmental Authority, (ii) any liability for or in respect of the payment of any amount of a type described in clause (i) of this definition as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes, and (iii) any liability for or in respect of the payment of any amount described in clauses (i) or (ii) of this definition as a transferee or successor or by Contract.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Termination Date” has the meaning specified in Section 10.01(c).

“Third Merger” has the meaning specified in Section 8.08(b).

“Third Merger Sub” has the meaning specified in Section 8.08(a).

“Trade Controls” has the meaning specified in Section 4.26(a).

“Transaction Agreements” shall mean this Agreement, the Sponsor Agreement, the Company Support Agreement, any Permitted Equity Financing Subscription Agreements, the Registration Rights Agreement, the Acquiror Charter, the Acquiror Bylaws, and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transaction Litigation” has the meaning specified in Section 8.01(d).

“Transactions” means the transactions contemplated by this Agreement, including the Mergers.

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Account” has the meaning specified in Section 5.06(a).

“Trust Agreement” has the meaning specified in Section 5.06(a).

“Trustee” has the meaning specified in Section 5.06(a).

“Unvested Company Option” means each Company Option or portion thereof that is unvested and outstanding immediately prior to the Effective Time.

“Vested Company Option” means each Company Option or portion thereof that is vested and outstanding immediately prior to the Effective Time.

“Waived 280G Benefits” has the meaning specified in Section 6.04(a).

“Willful Breach” means an intentional and willful material breach that is a consequence of an act undertaken or a failure to act by the breaching party with the knowledge that the taking of such an act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.

“Written Consent” has the meaning specified in Section 6.08.

Section 1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, and (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if).

(b) When used herein with respect to the Company or its Subsidiaries, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary course of the Company’s and its Subsidiaries’ business, consistent with past practice.

(c) Unless the context of this Agreement otherwise requires, references to Contracts shall be deemed to include all subsequent amendments and other modifications thereto (subject to any restrictions on amendments or modifications set forth in this Agreement).

(d) Unless the context of this Agreement otherwise requires, references to statutes shall include all rules and regulations promulgated thereunder and references to Laws shall be construed as including all Laws consolidating, amending or replacing the Law.

(e) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(f) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(g) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(h) The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than 9:00 a.m. Eastern Time on July 19, 2021 to the Party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such Party or its legal counsel via electronic mail or hard copy form.

(i) References to “$” or “dollar” or “US$” shall be references to Untied States dollars.

Section 1.03 Knowledge. As used herein, the phrase “to the knowledge” shall mean the actual knowledge, following reasonable inquiry of such Person’s direct reports (which, for the avoidance doubt, shall include John P. McGarrity, with respect to Acquiror), of, (a) in the case of the Company, (i) Michael Levitt, Michael Trzupek, Todd DuChene, Ian Ferreira, Ashu Swami and Sharon Orlopp, and (ii) following the consummation of the Blockcap Transaction, Harlin Dean, Brett Harrison, Darin Feinstein and Peter Dorrius, and (b) in the case of Acquiror, Patrick Eilers and Jim Nygaard.

Section 1.04 Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding shares of Company Common Stock or shares of Acquiror Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Company Common Stock or shares of Acquiror Common Stock, as applicable, will be appropriately adjusted to provide to the holders of Company Common Stock or the holders of Acquiror Common Stock, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.04 shall not be construed to permit Acquiror, the Company or any Merger Sub to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement. For clarity, this Section 1.04 shall not apply to the issuance of Acquiror Common Stock pursuant to the conversion of Acquiror Class B Common Stock into Acquiror Class A Common Stock in connection with the Transactions.

Article II
THE MERGERS

Section 2.01 Closing Transactions. Upon the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur on the Closing Date in the order set forth in this Section 2.01:

(a) Pre-Closing Conversion.

(i) Immediately prior to the Effective Time, each share of Company Preferred Stock issued and outstanding as of such time shall automatically convert in accordance with the Company Certificate of Incorporation into one (1) share of Company Common Stock (the “Company Preferred Conversion”).

(ii) At the Effective Time, (A) subject to and contingent upon the consummation of the Mergers and (B) subject to the treatment of Sponsor Vesting Shares pursuant to the Sponsor Agreement, each share of Acquiror Class B Common Stock that is issued and outstanding as of such time shall automatically convert in accordance with the terms of the Acquiror Certificate of Incorporation into one (1) share of Acquiror Class A Common Stock (the “Acquiror Pre-Closing Conversion”).

(b) Acquiror Stockholder Redemption. Immediately prior to or substantially concurrent with the Effective Time, Acquiror shall cause the Trustee to make any payments out of the Trust Account that are required to be made by Acquiror in connection with the Acquiror Stockholder Redemption.

(c) Mergers.

(i) At the Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL, First Merger Sub and the Company shall consummate the First Merger, pursuant to which First Merger Sub shall be merged with and into the Company. As a result of the First Merger, the separate corporate existence of First Merger Sub shall cease and the Company shall continue as the Surviving Corporation and as a direct, wholly owned subsidiary of Acquiror.

(ii) At the Second Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL and the DLLCA, Second Merger Sub and the Surviving Corporation shall consummate the Second Merger, pursuant to which Surviving Corporation shall be merged with and into Second Merger Sub. As a result of the Second Merger, the separate corporate existence of the Surviving Corporation shall cease and the Second Merger Sub shall continue as the surviving entity of the Second Merger (the “Surviving Entity”) and as a direct wholly owned Subsidiary of Acquiror.

Section 2.02 Effective Time. On the terms and subject to the conditions set forth herein, on the Closing Date, the Company and First Merger Sub shall cause the First Merger to be consummated by filing a certificate of merger in a form reasonably agreed between Acquiror and the Company (the “First Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL, the time of such filing, or such later time as may be agreed in writing by the Company and Acquiror and specified in the First Certificate of Merger, will be the effective time of and constitute the consummation of the First Merger (the “Effective Time”). Promptly following the Effective Time, but in any event on the same day as the Effective Time, the Surviving Corporation and Second Merger Sub shall cause the Second Merger to be consummated by filing a certificate of merger in a form reasonably agreed between Acquiror and the Company (the “Second Certificate of Merger”) with the Secretary of State of the State of Delaware, the timing of such filing or such later time as may be agreed in writing by the Company and Acquiror and specified in the Second Certificate of Merger, will be the effective time of and constitute the consummation of the Second Merger (the “Second Effective Time”).

Section 2.03 Effect of the Mergers.

(a) At the Effective Time, the effect of the First Merger shall be as provided in this Agreement, the First Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of First Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation.

(b) At the Second Effective Time, the effect of the Second Merger shall be as provided in this Agreement, the Second Certificate of Merger and the applicable provisions of the DGCL and DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Second Merger Sub and the Surviving Corporation shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Entity.

Section 2.04 Governing Documents.

(a) At the Closing, Acquiror shall amend and restate, effective immediately prior to the Effective Time, the Certificate of Incorporation to be substantially in the form of Exhibit A attached hereto, and as so amended and restated, shall be the certificate of incorporation of Acquiror until thereafter supplemented or amended in accordance with its terms and the DGCL (the “Acquiror Charter”).

(b) At the Closing, Acquiror shall amend and restate, effective as of the Effective Time, the bylaws of Acquiror to be substantially in the form of Exhibit B attached hereto, and as so amended and restated, shall be the bylaws of Acquiror until thereafter supplemented or amended in accordance with its terms, the Acquiror Charter, and the DGCL (the “Acquiror Bylaws”);

(c) At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as the certificate of incorporation of the First Merger Sub read immediately prior to the Effective Time.

(d) At the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated in its entirety to read as the bylaws of the First Merger Sub read immediately prior to the Effective Time.

(e) At the Second Effective Time, the certificate of formation of Second Merger Sub, shall be amended to change the name of the Surviving Entity to “Core Scientific, LLC”, but shall otherwise remain the same, and the operating agreement of Second Merger Sub shall be amended and restated in its entirety as set forth on Exhibit C attached hereto, and as so amended and restated, shall be the operating agreement of the Surviving Entity until thereafter amended as provided by the DLLCA and such operating agreement.

Section 2.05 Directors and Officers of the Surviving Corporation and Surviving Entity.

(a) Immediately after the Effective Time, the initial directors of the Surviving Corporation shall be the directors of the Company immediately prior to the Effective Time and the initial officers of the Surviving Corporation shall be the officers of the Company immediately prior to the Effective Time.

(b) Immediately after the Second Effective Time, Acquiror shall be the sole member and manager of the Surviving Entity and the initial officers of the Surviving Entity shall be the officers of the Company immediately prior to the Effective Time.

Section 2.06 Further Assurances.

(a) If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation following the First Merger with full right, title and possession to all assets, property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Company and First Merger Sub, the applicable directors, officers and stockholders of the Company and First Merger Sub (or their designees) are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

(b) If, at any time after the Second Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Entity following the Second Merger with full right, title and possession to all assets, property, rights, privileges, agreements powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation and Second Merger Sub, the applicable directors, officers, stockholders and members of the Surviving Corporation and Second Merger Sub (or their designees) are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Article III
MERGER CONSIDERATION; CLOSING

Section 3.01 Effects of Mergers.

(a) Effect of the First Merger. On the terms and subject to the conditions set forth herein, at the Effective Time, by virtue of the First Merger and without any further action on the part of any Party or any other Person, the following shall occur:

(i) Company Common Stock.

(A) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and each Dissenting Share, but including any shares of Company Common Stock that would have been issued as a result of any deemed exercise of a Former Employee Option that is a Vested Company Option in accordance with Section 3.01(a)(v)(B)) will be automatically cancelled and extinguished and collectively converted into the right to receive a number of shares of Acquiror Common Stock equal to the Exchange Ratio (the “Share Consideration”).

(B) Each share of Company Common Stock held in the Company’s treasury immediately prior to the Effective Time (each, an “Excluded Share”) shall be automatically cancelled and extinguished, and no consideration shall be paid or payable with respect thereto.

(C) No certificate or book entry representing fractional shares of Acquiror Common Stock shall be issued upon the surrender for exchange of Company Common Stock, and such fractional shares shall not entitle the owner thereof to vote or to any other rights of a holder of Acquiror Common Stock. In lieu of the issuance of any such fractional share, Acquiror shall aggregate the total number of shares of Acquiror Common Stock issuable to each Person upon the surrender for exchange of shares of Company Common Stock, and then round down to the nearest whole number of shares of Acquiror Common Stock for each such Person.

(ii) First Merger Sub Shares. Each issued and outstanding share of common stock of First Merger Sub shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation, which shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, any certificates representing the common stock of First Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(iii) Company Warrants.

(A) Each Former Employee Warrant that is issued, outstanding and unexercised immediately prior to the Effective Time shall be deemed to have been exercised, on a net exercise basis with respect to the applicable exercise price and any required withholding or employment taxes thereon, immediately prior to the Closing and settled in the applicable number of shares of Company Common Stock, rounded down to the nearest whole share, and treated in accordance with Section 3.01(a)(i)(A).

(B) At the Effective Time, each Company Warrant that is issued, outstanding and unexercised immediately prior to the Effective Time shall be assumed by Acquiror and converted into a warrant to purchase shares of Acquiror Common Stock on the same terms and conditions as were applicable to such Company Warrant immediately prior to the Effective Time, equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Company Common Stock subject to such Company Warrant immediately prior to the Effective Time and (ii) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share applicable to such Company Warrant immediately prior to the Effective Time, divided by (B) the Exchange Ratio.

(iv) Company RSUs. Each Company RSU shall be assumed by Acquiror and converted into a restricted stock unit to be settled in shares of Acquiror Common Stock on the same terms and conditions as were applicable to such Company RSU immediately prior to the Effective Time, including applicable vesting conditions, equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Company Common Stock underlying such Company RSU immediately prior to the Effective Time and (ii) the Exchange Ratio.

(v) Company Options.

(A) Each Former Employee Option that is a Vested Company Option shall be deemed to have been exercised, on a net exercise basis with respect to the applicable exercise price and any required withholding or employment taxes thereon, immediately prior to the Closing and settled in the applicable number of shares of Company Common Stock, rounded down to the nearest whole share, and treated in accordance with Section 3.01(a)(i)(A). Each Former Employee Option that is an Unvested Company Option shall be automatically cancelled at the Closing without the payment of consideration. From and after the Closing, except with respect to the holder’s right to receive Acquiror Common Stock, if any, the Former Employee Option shall be cancelled and cease to be outstanding and the holder shall cease to have any rights with respect thereto.

(B) Each Company Option (other than a Former Employee Option or a Specified Company Option) shall be assumed by Acquiror and converted into an option to purchase shares of Acquiror Common Stock on the same terms and conditions as were applicable to such Company Option immediately prior to the Effective Time, including applicable vesting conditions (an “Exchanged Option”), equal to the product (rounded down to the nearest whole number) of (A) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time and (B) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (1) the exercise price per share of such Company Option immediately prior to the Effective Time divided by (2) the Exchange Ratio; provided, however, that the exercise price and the number of shares of Acquiror Common Stock purchasable pursuant to such Company Option shall be determined in a manner consistent with the requirements of Section 409A of the Code (to the extent applicable to such Company Option); provided, further, that in the case of any such Company Option to which Section 422 of the Code applies, the exercise price and the number of shares of Acquiror Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, and the requirements of Section 424(a) of the Code.

(C) Each Specified Company Option that is a Vested Company Option shall be deemed to have been exercised, on a net exercise basis with respect to the applicable exercise price and any required withholding or employment taxes thereon, immediately prior to the Closing and settled in cash.

(vi) Company Convertible Notes. At the Effective Time, each Company Convertible Note that is outstanding immediately prior to the Effective Time shall be assumed by Acquiror and remain outstanding and convertible into Acquiror Common Stock in accordance with the terms of such Company Convertible Note; provided, however, that with respect to any outstanding Company Convertible Notes that the Company receives a duly executed exercise of conversion in accordance with such Company Convertible Note, exercising the right of such holder to convert such Company Convertible Note subject to and conditioned upon the occurrence of the Effective Time, the outstanding principal amount and accrued interest as of the Effective Time with respect to such Company Convertible Note shall be converted into shares of Acquiror Common Stock, equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Company Common Stock issuable upon the conversion of such Company Convertible Note in accordance with such Company Convertible Note immediately prior to the Effective Time and (ii) the Exchange Ratio.

(vii) Acquiror and Company Actions. Each of Acquiror and the Company shall use commercially reasonable efforts to take all actions that are necessary for the assumption and conversion of such Company Warrants, Company RSUs, Company Options and Company Convertible Notes pursuant to this Section 3.01, including with respect to the reservation, issuance and listing of shares of Acquiror Common Stock as reasonably necessary to effect the transactions contemplated by this Section 3.01.

(b) Effects of the Second Merger. On the terms and subject to the conditions set forth herein, at the Second Effective Time, by virtue of the Second Merger and without any further action on the part of any Party or any other Person, each share of common stock of the Surviving Corporation issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable (except as such non-assessability may be affected by the DLLCA) common membership unit of the Surviving Entity.

Section 3.02 Closing. Immediately prior to the filing of the First Certificate of Merger in accordance with Section 2.02, the closing of the Transactions (the “Closing”) shall take place (a) electronically by the mutual exchange of electronic signatures (including portable document format (PDF)) commencing as promptly as practicable (and in any event no later than 10:00 a.m. Eastern Time on the third (3rd) Business Day) following the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article IX (other than those conditions that by their terms or nature are to be satisfied at the Closing; provided that such conditions are satisfied or (to the extent permitted by applicable Law) waived in writing) or (b) at such other place, time or date as Acquiror and the Company may mutually agree in writing. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Section 3.03 Withholding Rights. Notwithstanding anything in this Agreement to the contrary, the Acquiror Parties, the Company, the Surviving Corporation, the Surviving Entity and their respective Affiliates shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under applicable Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Parties shall cooperate in good faith to eliminate or reduce such deduction or withholding.

Section 3.04 Company Closing Statement.

(a) At least three (3) Business Days prior to the Closing Date, the Company shall deliver to Acquiror a closing statement (the “Company Closing Statement”) setting forth:

(i) (A) the number of shares of Company Common Stock held by each Company Stockholder, (B) the number of shares of Company Preferred Stock held by each Company Stockholder, including the number of shares of Company Common Stock issuable upon the conversion of such shares of Company Preferred Stock pursuant to the Company Preferred Conversion, (C) the number of shares of Company Common Stock subject to each Company Warrant held by each holder thereof, (D) the number of shares of Company Common Stock subject to each Company RSU held by each holder thereof, (E) the number of shares of Company Common Stock subject to each Company Option held by each holder thereof, and (F) the principal amount of the outstanding Company Convertible Notes held by each holder thereof, and the number of shares of Company Common Stock subject to each such Company Convertible Notes as if such Company Convertible Notes converted into shares of Acquiror Common Stock at the Effective Time;

(ii) in the case of the Company Options and Company Warrants, the exercise (or similar) price and, if applicable, the exercise (or similar) date;

(iii) (A) the Exchange Ratio; (B) the portion of the Share Consideration (specifying the number of shares of Acquiror Common Stock) allocated to each Company Stockholder based on the Exchange Ratio (including, for the avoidance of doubt, the number of shares of Acquiror Common Stock that would be allocated to any such shares of Company Common Stock pursuant to Section 3.01(a)(i) but for such shares of Company Common Stock being Dissenting Shares), (C) the portion of the Share Consideration allocated to each Company Warrant pursuant to Section 3.01(a)(iii), (D) the portion of the Share Consideration allocated to each Company RSU pursuant to Section 3.01(a)(iv), and (D) the portion of the Share Consideration allocated to each Company Option pursuant to Section 3.01(a)(v), including a breakdown of Vested Company Options and Unvested Company Options, as well as, in the case of each of clauses (A) through (D), reasonably detailed calculations with respect to the components and subcomponents thereof (including any exchange (or similar) ratio on which such calculations are based) (the “Allocation Schedule”);

(iv) each Company Stockholder that demanded properly in writing appraisal for such Company Common Stock in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of appraisal rights and the number of shares of Company Common Stock held by such Company Stockholder that are Dissenting Shares; and

(v) the exercise price of each Exchanged Option at the Effective Time, which shall be based on the same exchange (or similar) ratio used for purposes of determining the number of Exchanged Options for which such Company Option is exchanged pursuant to Section 3.01(a)(v).

(b) The Company Closing Statement and each component thereof shall be prepared and calculated in accordance with the definitions contained in this Agreement.

Section 3.05 Disbursement of Share Consideration. Subject to Section 3.04, promptly following the Effective Time, Acquiror shall deliver, or cause to be delivered to each holder of Company Common Stock the Share Consideration payable to such holder in respect of the Company Common Stock held by such holder in accordance with the terms of Section 3.01(a).

(a) Prior to the Effective Time, Acquiror shall appoint a commercial bank or trust company (the “Exchange Agent”) for the purpose of distributing to each holder of Company Common Stock, the Share Consideration payable to such holder of Company Common Stock.

(b) At the Effective Time, Acquiror shall cause to be deposited evidence of shares of Acquiror Class A Common Stock in book-entry form (or certificates representing shares of Acquiror Class A Common Stock, at Acquiror’s election) representing the aggregate Share Consideration payable under Section 3.01(a). Such equity deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund”. At the Effective Time, the Acquiror shall deliver irrevocable instructions to the Exchange Agent to deliver the Share Consideration out of the Exchange Fund in the manner it is contemplated to be issued or paid pursuant to this Article III.

(c) From and after the Effective Time, there shall be no transfers on the transfer books of the Company of any shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any shares of Company Common Stock are presented to Acquiror or the Exchange Agent for transfer, such shares shall be cancelled and deemed exchanged for (without interest and after giving effect to any required Tax withholdings as provided in Section 3.03) the aggregate Share Consideration represented by such shares, as applicable.

(d) Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the holders of Company Common Stock for 180 days after the Effective Time shall be delivered to Acquiror. Any holder of Company Common Stock who has not theretofore complied with this Article III shall thereafter look only to Acquiror for payment of its portion of the Share Consideration (after giving effect to any required Tax withholdings as provided in Section 3.03). Notwithstanding the foregoing, none of the Acquiror Parties, the Exchange Agent, the Surviving Corporation or the Surviving Entity or any other Person shall be liable to any former holder of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

Section 3.06 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL with respect to the Mergers, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by a Company Stockholder who shall have neither voted in favor of the First Merger nor consented thereto in writing in respect of such Company Common Stock and who shall have demanded properly in writing appraisal for such Company Common Stock in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of appraisal rights (collectively, the “Dissenting Shares”), shall not be converted into, and such stockholder shall have no right to receive, the Share Consideration that would otherwise be attributable to such Dissenting Shares in accordance with Section 3.01 unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any Company Stockholder who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such Dissenting Shares under Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Share Consideration attributable to such Dissenting Shares, without any interest thereon.

(b) Prior to the Closing, the Company shall give Acquiror prompt written notice of any demands for appraisal received by the Company and any withdrawals of such demands. The Company will enforce any contractual waivers that stockholders of the Company have granted regarding appraisal rights that apply to the Transactions. Prior to the Closing, Acquiror shall give the Company prompt written notice of any demands for appraisal received by Acquiror and any withdrawals of such demands. Neither the Company nor Acquiror shall, except with the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules to this Agreement dated as of the date of this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face), the Company represents and warrants to the Acquiror Parties as follows:

Section 4.01 Corporate Organization of the Company. The Company has been duly incorporated, is validly existing as a corporation and is in good standing under the Laws of the State of Delaware and has the corporate power and authority to own, operate and lease its properties, rights and assets and to conduct its business as it is now being conducted. The copies of the certificate of incorporation of the Company certified by the Secretary of the State of Delaware and the bylaws, as in effect on the date hereof, previously made available by the Company to Acquiror are (i) true, correct and complete, (ii) in full force and effect, and (iii) have not been amended in any respect from the copies made available to Acquiror. The Company is duly licensed or qualified and in good standing as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not had, and would not reasonably be expected to have, a Material Adverse Effect. The Company is not in violation of any provisions of its certificate of incorporation or bylaws.

Section 4.02 Subsidiaries. The Subsidiaries of the Company, together with details of their respective jurisdiction of incorporation or organization, are set forth on Schedule 4.02 (the “Company Subsidiaries”). The Company Subsidiaries have been duly formed or organized, are validly existing under the laws of their jurisdiction of incorporation or organization and have the power and authority to own, operate and lease their properties, rights and assets and to conduct their business as it is now being conducted, except (a) in each case (other than with respect to due organization and valid existence) as has not had, and would not reasonably be expected to have, a Material Adverse Effect and (b) with respect to due organization and valid existence, as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Each Company Subsidiary is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be in good standing or so licensed or qualified, except where the failure to be in good standing or so licensed or qualified has not had, and would not reasonably be expected to have, a Material Adverse Effect.

Section 4.03 Due Authorization. The Company has the requisite corporate power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and (subject to the approvals described in Section 4.05) to perform all obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Transaction Agreements, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Company Board and, other than the Company Stockholder Approval, no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or any Transaction Agreements or the Company’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Agreement (when executed and delivered by the Company) will be, duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement will constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”).

Section 4.04 No Conflict. The execution, delivery and performance by the Company of this Agreement and the Transaction Agreements to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not, (a) contravene or conflict with the certificate of incorporation, bylaws or other organizational documents of the Company or, in any material respect, its Subsidiaries, (b) subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.05, contravene or conflict with or constitute a violation of any provision of any Law, Permit or Governmental Order binding upon or applicable to any Company Group Member or any of its or their respective assets or properties, (c) subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.05, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Material Contract to which any Company Group Member is a party or by which any of their respective assets or properties may be bound or affected or any Permit of any Company Group Member or (d) result in the creation or imposition of any Lien on any asset, property or Equity Security of any Company Group Member, except in the case of each of clauses (b) through (d) as has not had, and would not reasonably be expected to have a Material Adverse Effect or a Company Impairment Effect.

Section 4.05 Governmental Authorities; Consents. No action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of the Company with respect to the Company’s execution, delivery and performance of this Agreement and the Transaction Agreements to which they are a party and the consummation of the transactions contemplated hereby and thereby, except for (i) applicable requirements of the Antitrust Laws, (ii) the filing of the First Certificate of Merger and Second Certificate of Merger in accordance with the DGCL and DLLCA, as applicable and (iii) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have a Material Adverse Effect or a Company Impairment Effect.

Section 4.06 Current Capitalization.

(a) Schedule 4.06(a) sets forth, as of the date of this Agreement, the Equity Securities of the Company (including the number and class or series (as applicable)) and the record ownership (including the percentage interests held thereby) thereof, and such Equity Securities are, free and clear of all Liens (other than Securities Liens) and have not been issued in violation of preemptive or similar rights. Except as set forth on Schedule 4.06(a), there are no other Equity Securities of the Company authorized, reserved, issued or outstanding.

(b) Except as set forth on Schedule 4.06(a), as of the date of this Agreement, there are no outstanding or authorized options, restricted stock units, equity appreciation, phantom stock, profit participation, equity or equity-based rights, or similar rights with respect to the Equity Securities of, or other equity or voting interest in, the Company. No Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Equity Securities of the Company. Except as set forth on Schedule 4.06(b), there are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company Stockholders may vote. The Company is not party to any shareholders agreement, voting agreement, proxies, registration rights agreement or other agreements or understandings relating to its equity interests.

(c) (i) There are no declared but unpaid dividends or distributions in respect of any Equity Securities of the Company and (ii) since December 31, 2019, the Company has not made, declared, set aside, established a record date for or paid any dividends or distributions.

Section 4.07 Capitalization of Subsidiaries.

(a) The outstanding shares of capital stock or other equity interests of each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable. All of the outstanding Equity Securities in each Subsidiary of the Company are solely owned by the Company, directly or indirectly, free and clear of any Liens (other than Securities Liens) and have not been issued in violation of preemptive or similar rights. Except for Equity Securities owned by the Company or any wholly-owned Subsidiary of the Company, there are no Equity Securities of any Subsidiary of the Company authorized, reserved, issued or outstanding.

(b) There are no outstanding or authorized options, restricted stock units, equity appreciation, phantom stock, profit participation, equity or equity-based rights, or similar rights with respect to the Equity Securities of, or other equity or voting interest in, any Subsidiary of the Company. No Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of any Subsidiary of the Company. There are no outstanding contractual obligations of any Subsidiary of the Company to repurchase, redeem or otherwise acquire any Equity Securities of any Subsidiary of Company. Except as set forth on Schedule 4.07(b), there are no outstanding bonds, debentures, notes or other indebtedness of any Subsidiary of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which such Subsidiaries’ stockholders may vote. No Subsidiary of the Company is a party to any shareholders agreement, voting agreement, proxies, registration rights agreement or other agreements or understandings relating to its equity interests.

(c) Except for Equity Securities in any wholly owned Subsidiary of the Company, no Company Group Member owns any Equity Securities in any Person. No shares of capital stock are held in treasury by any Subsidiary of the Company.

Section 4.08 Financial Statements.

(a) Attached as Schedule 4.08 hereto are true, correct, accurate and complete copies of (i) the audited consolidated balance sheets of the Company and its Subsidiaries as at December 31, 2020 and December 31, 2019 and the related audited consolidated statements of income and comprehensive income, shareholders’ equity and cash flows for the years then ended, together with the auditor’s reports thereon, (ii) the audited balance sheets of Blockcap and its predecessor entities as at and for the year ended December 31, 2020 and as at December 31, 2019 and for the period from inception to December 31, 2019 and the related audited statements of income and comprehensive income, shareholders’ equity and cash flows, together with the auditor’s reports thereon, (iii) the unaudited financial statements of Blockcap consisting of the balance sheet as at March 31, 2021 related unaudited statements of income and comprehensive income, shareholders’ equity and cash flows (collectively, the “Financial Statements”).

(b) The Financial Statements present fairly, in all material respects, the consolidated financial position, cash flows, income, changes in equity and results of operations of the applicable Company Group Members and Blockcap and its Subsidiaries, as applicable, as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP during the periods involved and were derived from, the books and records of the applicable Company Group Members and Blockcap and its Subsidiaries, as applicable.

(c) The Company and its Subsidiaries have established and maintain disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) designed to ensure that material information relating to the Company and its Subsidiaries is made known to the Company’s principal executive officer and its principal financial officer. To the knowledge of the Company, such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s financial statements.

(d) The Company and its Subsidiaries have established and maintain systems of internal accounting controls that are designed to provide reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Company’s and its Subsidiaries’ assets. The Company and its Subsidiaries maintain and, for all periods covered by the Financial Statements, have maintained books and records of the Company and its Subsidiaries in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Company and its Subsidiaries, in each case, in all material respects.

(e) There is no (i) “significant deficiency” in the internal controls over financial reporting of the Company and its Subsidiaries, (ii) “material weakness” in the internal controls over financial reporting of the Company and its Subsidiaries or (iii) to the knowledge of the Company, fraud, whether or not material, that involves management or other employees of the Company or its Subsidiaries who have a significant role in the internal controls over financial reporting of the Company or its Subsidiaries.

Section 4.09 Undisclosed Liabilities. No Company Group Member has any liability, debt or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, except for liabilities, debts or obligations (a) reflected or reserved for in the Financial Statements, (b) that have arisen since December 31, 2020 in the ordinary course of business of the Company and its Subsidiaries (none of which is a liability for a breach of contract, breach of warranty or infringement or violation of Law), (c) incurred in connection with this Agreement or contemplated by this Agreement and/or the Transactions, or (d) that would not reasonably be expected to have a Material Adverse Effect.

Section 4.10 Litigation and Proceedings. Since January 1, 2019, there has been no, pending or, to the knowledge of the Company, threatened in writing Actions by or against any Company Group Member or any of their properties, rights or assets that would reasonably be expected to result in a Material Adverse Effect or Company Impairment Effect. There is no, and since January 1, 2019 there has been no, Governmental Order imposed upon or, to the knowledge of the Company, threatened in writing against any Company Group Member or any of their properties, rights or assets that would reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole, or would reasonably be expected to have a Company Impairment Effect. No Company Group Member is party to a settlement or similar agreement regarding any of the matters set forth in the two preceding sentences that contains any ongoing obligations, restrictions or liabilities (of any nature) that would reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole, or would reasonably be expected to have a Company Impairment Effect. This Section 4.10 shall not apply to Tax matters.

Section 4.11 Compliance with Laws. Except as would not reasonably be expected to have a Material Adverse Effect or would reasonably be expected to have a Company Impairment Effect, the Company Group Members are, and since January 1, 2019 have been, in compliance with all applicable Laws and Governmental Orders. The Company Group Members hold, and since January 1, 2019 have held, all licenses, approvals, consents, registrations, franchises and permits (the “Permits”) necessary for the lawful conduct of the business, except where the failure to so hold has not been, and would not be reasonably be expected to be a Material Adverse Effect. Since January 1, 2019, (a) to the knowledge of the Company, no Company Group Member has received any written notice of any violations of applicable Laws, Governmental Orders or Permits (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business) and (b) to the knowledge of the Company, no assertion or Action of any violation of any Law, Governmental Order or Permit by any Company Group Member is currently threatened against any Company Group Member (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business), in each case of (a) and (b), except as would not, individually or in the aggregate, be material to the Company Group, taken as a whole. As of the date hereof, no investigation or review by any Governmental Authority with respect to any Company Group Member is pending or, to the knowledge of the Company, threatened and no such investigations have been conducted by any Governmental Authority since January 1, 2019, in each case, other than those the outcome of which would not reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole. This Section 4.11 shall not apply to Tax matters.

Section 4.12 Contracts; No Defaults.

(a) Schedule 4.12(a) contains a true and complete listing of all Contracts described in clauses (i) through (xx) of this Section 4.12(a) to which, as of the date of this Agreement, any Company Group Member is a party or by which any of their respective assets is bound (together with all material amendments, waivers or other changes thereto) (all such Contracts as described in clauses (i) through (xx), collectively, the “Material Contracts”). True, correct and complete copies of the Material Contracts as of the date of this Agreement have been delivered to or made available to Acquiror or its agents or Representatives.

(i) Each Contract that involves aggregate payments or consideration furnished (A) by any Company Group Member of more than $5,000,000 or (B) to any Company Group Member of more than $5,000,000, in each case, in the calendar year ended December 31, 2020 or any subsequent calendar year;

(ii) Each Contract relating to Indebtedness;

(iii) Each Contract that is a purchase and sale or similar agreement for the acquisition of any Person or any business unit thereof or the disposition of any material assets of any Company Group Member (A) since January 1, 2019, in each case, involving payments in excess of $10,000,000 and (B) pursuant to which there are any material ongoing obligations;

(iv) Each Contract with a customer of the Company or a Contract otherwise involving the provision of goods or services by the Company, including hosting, colocation, cryptocurrency mining, or software installation services which Contract or series of related Contracts with such a or counterparty, involves aggregate payments or consideration furnished to any Company Group Member of more than $5,000,000 in the calendar year ended December 31, 2020 or thereafter;

(v) Each Contract providing for cryptocurrency mining pool arrangements;

(vi) Each Contract with a digital asset exchange or over-the-counter trading desk;

(vii) Each Contract providing for or relating to the purchase, sale, transmission, distribution or management of power or energy, including any retail and wholesale supply, offtake, and demand response agreements, interconnection, transmission service, distribution facility extension and shared facility agreements and management, consulting, advisory and brokerage agreements;

(viii) Each Contract or series of related Contracts pursuant to which the Company has agreed to purchase mining hardware or equipment (A) since January 1, 2019 and (B) that involves aggregate payments in excess of $5,000,000 in any calendar year;

(ix) Each lease, rental or occupancy agreement, license, installment and conditional sale agreement and each other Contract with outstanding obligations that (A) provides for the ownership of, leasing of, occupancy of, title to, use of, or any leasehold or other interest in any real or personal property and (B) involves aggregate payments in excess of $5,000,000 in any calendar year, other than sales or purchase agreements in the ordinary course of business and sales of obsolete equipment;

(x) Each Blockcap Transaction Document, joint venture Contract, partnership agreement, limited liability company agreement or similar Contract (other than Contracts between wholly owned Subsidiaries of the Company) that is material to the business of the Company Group, taken as a whole;

(xi) Each Contract requiring capital expenditures after the date of this Agreement in an amount in excess of $5,000,000 in the aggregate;

(xii) Each Contract not entered into in the ordinary course of business prohibiting or restricting in any respect the ability of any Company Group Member to engage in any business, to solicit any potential customer, to operate in any geographical area or to compete with any Person that is material to the business of the Company Group, taken as a whole;

(xiii) Each license or other agreement under which any Company Group Member (A) is a licensee with respect to any item of material Intellectual Property (excluding non-exclusive licenses in respect of click-wrap, shrink-wrap and commercially available “off-the-shelf software” with annual aggregate fees of less than $250,000) or (B) is a licensor or otherwise grants to a third party any rights to use any item of material Intellectual Property, other than non-exclusive licenses granted in the ordinary course of business (including non-exclusive licenses granted to customers of the Company in the ordinary course of business);

(xiv) Each Contract for the development of material Intellectual Property by a third party for the benefit of any Company Group Member, other than the Company’s standard form employee invention assignment agreements and standard form of independent contractor agreements, copies of which (or the applicable form Contract) have been provided to Acquiror;

(xv) Each collective bargaining agreement or other Contract with any labor union, labor organization or works council (each a “CBA”);

(xvi) Each Contract that is a settlement, conciliation or similar agreement with any Governmental Authority pursuant to which any Company Group Member will have any material outstanding obligation after the date of this Agreement;

(xvii) Each Contract that is for the employment or engagement of any Key Employee and (A) requires the Company to provide notice in excess of thirty (30) days in order to terminate or (B) provides for severance, retention, change of control, transaction, or similar payments;

(xviii) any Contract with (A) any Affiliate of the Company (other than a Subsidiary of the Company) or (B) any Affiliate of any equityholder of Company (other than Contracts with portfolio companies (as such term is commonly understood) affiliated with any equityholder of Company entered into on arm’s length terms in the ordinary course of business);

(xix) any Contract that is a currency or interest hedging arrangement; and

(xx) any commitment to enter into agreement of the type described in clauses (i) through (xix) of this Section 4.12(a).

(b) Except for any Contract that has terminated, or will terminate, upon the expiration of the stated term thereof prior to the Closing Date and except as would not reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole, as of the date of this Agreement, each Material Contract is (i) in full force and effect and (ii) represents the legal, valid and binding obligations of the Company or one of its Subsidiaries party thereto and, to the knowledge of the Company, represents the legal, valid and binding obligations of the other parties thereto, in each case, subject to the Enforceability Exceptions. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole, (A) as of the date of this Agreement neither the Company, any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is or is alleged to be in breach of or default under any Contract of the type described in Section 4.12(a), whether or not set forth on Schedule 4.12(a), (B) since January 1, 2019 through the date of this Agreement, no Company Group Member has received any written claim or notice of breach of or default under any Contract of the type described in Section 4.12(a), whether or not set forth on Schedule 4.12(a), (C) to the knowledge of the Company, as of the date of this Agreement, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any Contract of the type described in Section 4.12(a), whether or not set forth on Schedule 4.12(a), (in each case, with or without notice or lapse of time or both) and (D) no party to any Contract of the type described in Section 4.12(a), whether or not set forth on Schedule 4.12(a), that is a customer of or supplier to any Company Group Member has, within the past twelve (12) months through the date of this Agreement, canceled or terminated its business with, or threatened in writing to cancel or terminate its business with, any Company Group Member.

Section 4.13 Company Benefit Plans.

(a) Schedule 4.13(a) sets forth a true and complete list of each material Company Benefit Plan and each material PEO Plan. For purposes of this Agreement a “Company Benefit Plan” is each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (including “multiemployer plans” as defined in Section 3(37) of ERISA), and any stock ownership, stock purchase, stock option, phantom stock, equity or other equity-based, severance, employment, individual consulting, retention, change-in-control, transaction, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other benefit or compensation plans, agreements, programs, policies, Contracts or other arrangements, but excluding regular wages or salary paid in the ordinary course of business, whether or not subject to ERISA, which, in each case, are contributed to, required to be contributed to, sponsored by or maintained by any Company Group Member for the benefit of any current or former employee, officer, director, or other service provider of the Company or its Subsidiaries (the “Company Employees”) or under or with respect to which any Company Group Member has any material liability or obligation, contingent or otherwise (together with the PEO Plans, the “Plans”).

(b) With respect to each material Company Benefit Plan, the Company has delivered to Acquiror copies of (i) each Company Benefit Plan and any trust agreement or other funding instrument relating to such plan, (ii) the most recent summary plan description, if any, required under ERISA with respect to such Company Benefit Plan, (iii) the most recent annual report on Form 5500 and all attachments with respect to each Company Benefit Plan (if applicable), (iv) the most recent actuarial valuation (if applicable) relating to such Company Benefit Plan, (v) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service with respect to any Company Benefit Plan, and (vi) any non-routine correspondence with any Governmental Authority since January 1, 2019. With respect to each PEO Plan, the Company has provided to Acquiror (i) a current and complete copy of the summary plan description (and any summaries of material modifications thereto), (ii) the Contract pursuant to which the professional employer organization provides services to any Company Group Member or availability of such PEO Plans to the current and former employees of any Company Group Member and (iii) a copy of the most recent IRS determination, opinion, or advisory letter.

(c) Except as would not reasonably be expected to be individually or in the aggregate material to the Company Group, taken as a whole, each Company Benefit Plan and, to the Company’s knowledge, each PEO Plan Company Benefit Plan has been established, maintained, funded and administered in compliance with its terms and all applicable Laws, including ERISA and the Code and all contributions, premiums or other payments that are due with respect to any Company Benefit Plan have been made and all such amounts due for any period ending on or before the Closing Date have been made or properly accrued and reflected in the Company’s financial statements to the extent required by GAAP.

(d) Each Company Benefit Plan and, to the Company’s knowledge, each PEO Plan, which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and (A) has received a favorable determination or opinion letter as to its qualification prior to the date of this Agreement or (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and nothing has occurred, whether by action or failure to act, with respect to any Company Benefit Plan or, to the Company’s knowledge, any PEO Plan, that could reasonably be expected to adversely affect such qualification.

(e) Except as would not reasonably be expected to be individually or in the aggregate material to the Company Group, taken as a whole, (A) no event has occurred and no condition exists that would subject any Company Group Member, either directly or by reason of their affiliation with any member of their “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code), to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Law, (B) there do not exist any pending or, to the Company’s knowledge, threatened Actions (other than routine claims for benefits), audits or investigations with respect to (i) any Company Benefit Plan or (ii) to the Company’s knowledge, any PEO Plan, and (C) there have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Company Benefit Plan.

(f)   Except as set forth on Schedule 4.13(c)(iv), no Company Group Member has incurred any current or projected liability or obligation to provide post-employment or post-retirement or post-termination health, medical or life insurance benefits for current, former or retired employees or owners or service providers of any Company Group Member, except as required to avoid an excise tax under Section 4980B of the Code and no Company Group Member has incurred (whether or not assessed) any material Tax or other penalty with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Section 4980B, 4980D or 4980H of the Code.

(g) (A) Except as set forth on Schedule 4.13(g), no Company Group Member sponsored or was required to contribute to, at any point during the six year period prior to the date hereof, or otherwise has any current or contingent liability or obligation under or with respect to (1) a multiemployer pension plan (as defined in Section 3(37) of ERISA or Section 4001(a)(3) of the Code) (a “Multiemployer Plan”), (2) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or any other plan that is or was subject to Section 3.02 or Title IV of ERISA or Section 412 or Section 4971 of the Code, (3) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (4) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), and (B) no Company Group Member has any current or contingent liability or obligation on account of at any time being considered a single employer under Section 414 of the Code with any other Person.

(h) Neither the execution and delivery of this Agreement by the Company nor the consummation of the Mergers will (whether alone or in connection with any subsequent event(s)) (A) result in the acceleration, funding, vesting or creation of any rights of any current or former director, officer, employee, consultant or other service provider of any Company Group Member to payments or benefits or increases in any payments or benefits (including any loan forgiveness) under any Company Benefit Plan or otherwise (B) result in the payment to any current or former employee, officer, director, consultant or other service provider of any Company Group Member of any severance pay or money or other property, or any increase in severance pay upon any termination of employment or service.

(i) (i) No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former employee, officer, director, shareholder, consultant or other service provider of the Company, any of its Subsidiaries or their Affiliates who is a “disqualified individual” within the meaning of Section 280G of the Code could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) or result in the imposition on any Person of an excise Tax under Section 4999 of the Code as a result of the consummation of the Transactions (whether alone or in connection with any subsequent event(s)) and (ii) no Company Group Member maintains any obligations to gross-up or reimburse any individual for any Tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(j) (i) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code has been operated and documented and in all material respects in compliance with Section 409A of the Code since its inception, and all applicable regulations and notices issued thereunder and (ii) no Company Benefit Plan or award thereunder provides to any “service provider” (within the meaning of Section 409A of the Code) of any Company Group Member any compensation or benefits which has subjected or could reasonably be expected in the future to subject such service provider to gross income inclusion or additional Tax pursuant to Section 409A(a)(1) of the Code. Without limiting the generality of Sections 4.13(a) through Section 4.13(c) above, with respect to each Company Benefit Plan that is subject to the Laws of a jurisdiction other than the United States (whether or not United States Law also applies) (a “Foreign Plan”): (A) all employer and employee contributions to each Foreign Plan required by Law or by the terms of such Foreign Plan have been timely made, or, if applicable, accrued in accordance with normal accounting practices; (B) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and (C) no Foreign Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA) or has any unfunded or underfunded liabilities.

Section 4.14 Labor Matters.

(a) No Company Group Member is party to or bound by any CBA or arrangements with a labor union, works council or labor organization. To the knowledge of the Company, no Company Employees are represented by any labor union, labor organization or works council with respect to their employment with any Company Group Member. To the knowledge of the Company, since January 1, 2019, there have been no activities or proceedings of any labor union, works council or labor organization to organize any of the Company Employees. There is no, and since January 1, 2019 has been no, labor dispute, labor grievance, labor arbitrations, unfair labor practice charge or strike, lockout, picketing, handbilling, slowdown, concerted refusal to work overtime, work stoppage, or any other material labor disputes against or affecting the any Company Group Member, in each case, pending or, to the knowledge of the Company, threatened. Since January 1, 2019, no labor union, works council, other labor organization, or group of employees of any Company Group Member has made a demand for recognition or certification, and there are no representation or certification proceedings presently pending or, to the knowledge Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. With respect to the Transactions, the Company Group Members have satisfied all bargaining, consent, consultation, and notice obligations owed to their employees or their employees’ representatives under applicable Law or CBA.

(b) Since January 1, 2019, no Company Group Member has implemented any plant closings, employee layoffs, facility closures, furloughs, reductions in force, reductions in compensation, salaries, wages, hours or benefits, work schedule changes or similar actions affecting employees of any Company Group Member that (i) triggered notice or pay obligations under the Worker Adjustment and Retraining Notification Act of 1988 or any similar Laws (“WARN Act”) including as a result of COVID-19 or any Law directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, or (ii) are reasonably expected to trigger such notice or pay obligations. The Company Group Members have not otherwise experienced any material employment-related liability with respect to COVID-19.

(c) Except as has not been and would not reasonably expected to be, individually or in the aggregate, a material to the Company Group, taken as a whole, each of the Company Group Members is in compliance and since January 1, 2019 has been in compliance with all applicable Laws regarding labor, employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, employee classification, non-discrimination, harassment, or retaliation, wages and hours, immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), COVID-19, affirmative action, workers’ compensation, labor relations, employee leave issues, employee trainings, workers’ compensation, labor relations, the proper classification of employees and independent contractors, the proper classification of exempt and non-exempt employees, and unemployment insurance. Except as has not been, and would not reasonably expected to be, individually or in the aggregate, material to the Company Group, taken as a whole, the Company Group Members are not delinquent in (i) any payments including wages, salaries, wage premiums, commissions, bonuses, severance, fees, termination payments or other compensation to any current or former directors, officers, employees or independent contractors for any services or amounts required to be reimbursed or otherwise paid or (ii) any fines, Taxes, interest, or other penalties for any failure to pay or delinquency in paying such payments.

(d) To the knowledge of the Company, no current or former employee, independent contractor, or other service provider of any Company Group Member is in material violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsolicitation agreement, restrictive covenant or other obligation: (i) owed to any Company Group Member; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by any Company Group Member.

(e) The Company Group Members have reasonably investigated all sexual harassment, or other discrimination, retaliation or policy violation allegations of which any of them is aware during the past five (5) years. With respect to each such allegation with potential merit, the Company or its applicable Subsidiary has taken prompt corrective action that is reasonably calculated to prevent further improper action. The Company Group Members do not reasonably expect any material liabilities with respect to any such allegations and is not aware of any allegations relating to officers, directors, employees, contractors, or agents of the Company Group Members, that, if known to the public, would bring the Company Group Members into material disrepute.

(f) As of the date hereof, the Company has no knowledge that any Key Employee has an intention to terminate his or her employment prior to the one year anniversary of the Closing.

Section 4.15 Taxes.

(a) All material Tax Returns required by Law to be filed by any Company Group Member have been filed, and all such Tax Returns are true, correct and complete in all material respects.

(b) All material amounts of Taxes required by Law to be paid by any Company Group Member have been timely paid (taking into account any valid extensions obtained in the ordinary course of business), and since the date of the Financial Statements no Company Group Member has incurred or accrued any material Tax liability or material amounts of taxable income or gain outside the ordinary course of business, except under this Agreement and/or the performance by the Company of its obligations hereunder, including transaction expenses.

(c) Each of the Company Group Members has (i) withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) timely remitted such amounts to the appropriate Governmental Authority; and (iii) complied in all material respects with applicable Law with respect to Tax withholding, including all information reporting and record keeping requirements.

(d) No Company Group Member is engaged in any audit, administrative proceeding or judicial proceeding with respect to income or other material Taxes. No Company Group Member has received any written notice from a Governmental Authority of a dispute or claim with respect to income or other material Taxes, other than disputes or claims that have since been resolved, and to the knowledge of the Company, no such claims have been threatened. No written claim has been made by any Governmental Authority in a jurisdiction where any Company Group Member does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes of any Company Group Member and no written request for any such waiver or extension is currently pending (other than in each case as a result of any valid extension of the time within which to file a Tax Return).

(e) No Company Group Member (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for income tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) (i) within the past two (2) years or (ii) as a part of a “plan” or “series of related transactions” (each within the meaning of Section 355(e) of the Code) in connection with the Transactions.

(f)   No Company Group Member has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (or any corresponding or similar provision of U.S. state or local or non-U.S. Law).

(g) No Company Group Member will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in, or use of an improper, method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income tax law) entered into prior to Closing; (C) installment sale or open transaction disposition made prior to the Closing; (D) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income tax law) consummated or arising prior to the Closing; or (E) prepaid amount or deferred revenue received prior to the Closing, other than in the ordinary course of business. No Company Group Member will be required to make any payment after the Closing Date as a result of an election under Section 965(h) of the Code.

(h) There are no Liens with respect to Taxes on any of the assets of any Company Group Member, other than Permitted Liens.

(i) No Company Group Member has been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes (other than an affiliated, combined, consolidated, unitary or other group consisting solely of one or more of the Company Group Members). No Company Group Member has any material liability for the Taxes of any Person (other than any Company Group Member) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (ii) as a transferee or successor, by Contract (except for liabilities pursuant to commercial contracts not primarily relating to Taxes) or by application of Law.

(j) No Company Group Member is a party to, or bound by, or has any obligation to any Governmental Authority or other Person (other than any Company Group Member) under any Tax allocation, Tax sharing, Tax indemnification or similar agreements (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).

(k) No Company Group Member (i) has taken any action or (ii) is aware of any fact or circumstance, in each case that could reasonably be expected to prevent the Mergers, taken together, from constituting a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder.

(l) The Company has not (i) made an election to defer the payment of any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) pursuant to Section 2302 of the CARES Act or made any such deferral or election pursuant to the presidential memorandum regarding Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster signed on August 8, 2020 or (ii) applied for a loan under 15 U.S.C. § 636(a)(36).

(m)   The Company is and has always been a corporation for U.S. federal income tax purposes. Each Subsidiary of the Company is and always has been disregarded as separate from the Company for U.S. federal income tax purposes.

(n) The Company has not been, during the applicable period provided in Section 897 of the Code, a “United States real property holding corporation” (within the meaning of Section 897 of the Code).

(o) The Company is a resident for income Tax purposes only in the jurisdiction of its organization, formation or incorporation. Each Subsidiary of the Company is only a tax resident in the jurisdiction of its organization, formation or incorporation with respect to income Taxes.

Section 4.16 Insurance. Schedule 4.16 contains a list of all material policies or programs of self-insurance of property, fire and casualty, product liability, workers’ compensation and other forms of insurance held by, or for the benefit of, any Company Group Member as of the date of this Agreement. True, correct and complete copies or comprehensive summaries of such insurance policies have been made available to Acquiror. With respect to each such insurance policy required to be listed on Schedule 4.16, except as has not had or would not reasonably be expected to have a Material Adverse Effect, (a) all premiums due have been paid (other than retroactive or retrospective premium adjustments and adjustments in the respect of self-funded general liability and automobile liability fronting programs, self-funded health programs and self-funded general liability and automobile liability front programs, self-funded health programs and self-funded workers’ compensation programs that are not yet, but may be, required to be paid with respect to any period end prior to the Closing Date), (b) the policy is legal, valid, binding and enforceable in accordance with its terms subject to the Enforceability Exceptions and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (c) no Company Group Member is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Company’s knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and to the knowledge of the Company, no such action has been threatened and (d) as of the date hereof, no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals.

Section 4.17 Permits. Except for such failures to hold all Permits or be in compliance as would not reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole, the Company Group Members, (a) hold all Permits; and (b) are in compliance with the terms of all Permits necessary for the ownership and operation of their businesses. No event has occurred with respect to any of the Permits which permits, or after the giving of notice or lapse of time or both would permit, revocation, cancellation or termination thereof, or would result in any other material impairment of the rights of the holder of any such Permit, except where the revocation, cancellation, termination or material impairment would not reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole, there is no pending or, to the knowledge of the Company, threatened (orally or in writing) legal proceeding with any Governmental Authority having jurisdiction or authority over the operations any Company Group Member that would reasonably be expected to impair the validity of any Permit, or result in the revocation, cancellation, termination or material impairment of any Permit.

Section 4.18 Machinery, Equipment and Other Tangible Property. The Company or one of its Subsidiaries owns and has good title to all material equipment and other tangible property and assets reflected on the books of the Company Group as owned by any Company Group Member, free and clear of all Liens other than Permitted Liens, except as would not be material, individually or in the aggregate, to the Company Group, taken as a whole.

Section 4.19 Real Property.

(a) Schedule 4.19(a) sets forth the address of each Owned Real Property. With respect to each Owned Real Property and except as would be, individually or in the aggregate, material to the Company Group, taken as a whole: (i) the Company or its Subsidiary (as the case may be) has good and marketable indefeasible fee simple title to such Owned Real Property, free and clear of all Liens, except Permitted Liens; (ii) except as set forth on Schedule 4.19(a), the Company or its Subsidiary (as the case may be) has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. No Company Group Member is a party to any agreement or option to purchase any real property or interest therein.

(b) Schedule 4.19(b) sets forth the address of each Leased Real Property and the Company has made available to Acquiror true, correct and complete copies of the Contracts (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) pursuant to which any Company Group Member occupies (or have been granted an option to occupy) the Leased Real Property or is otherwise a party with respect to the Leased Real Property (the “Leases”). The Company or one of its Subsidiaries has a valid leasehold estate in, and enjoys peaceful and undisturbed possession of, all Leased Real Property, and there are no material disputes with respect to any material Lease, in each case, subject only to Permitted Liens. With respect to each Lease and except as would be, individually or in the aggregate, material to the Company Group, taken as a whole, (i) such Lease is valid, binding and enforceable and in full force and effect against the Company or one of its Subsidiaries and, to the Company’s knowledge, the other party thereto, subject to the Enforceability Exceptions, (ii) each Lease has not been amended or modified except as reflected in the modifications, amendments, supplements, waivers and side letters made available to Acquiror, (iii) no Company Group Member has received or given any written notice of default or breach under any of the Leases and to the knowledge of the Company, no Company Group Member has received oral notice of any default or breach that has not been cured; (iv) there does not exist under any Lease any event or condition which, with notice or lapse of time or both, would become a default or breach or permit the termination, modification or acceleration of rent under such Lease by the Company or one of its Subsidiaries, or, to the Company’s knowledge, the other party thereto; (v) no Company Group Member has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; and (vi) no Company Group Member has collaterally assigned or granted any other security interest in such Lease or any interest therein. The Owned Real Property identified in Schedule 4.19(a) and the Leased Real Property identified in Schedule 4.19(b) comprise all of the real property used or intended to be used in, or otherwise related to, the business of the Company Group.

(c) No Company Group Member is in material default or material violation of, or not in material compliance with, any legal requirements applicable to its occupancy of the Leased Real Property.

Section 4.20 Intellectual Property and IT Security.

(a) Schedule 4.20(a) lists (i) all Owned Intellectual Property for which applications are pending or registrations or issuances have been obtained and remain in effect, whether in the United States or internationally as of the date of this Agreement (“Registered Intellectual Property”), and (ii) all material Company Software. Each item of Registered Intellectual Property is subsisting, valid, and to the knowledge of the Company Group, enforceable. All necessary registration, maintenance, renewal, and other relevant filing fees due through the date hereof have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant authorities in the United States or foreign jurisdictions, in each case by the applicable due date or prior to the end of any applicable grace period, for the purposes of maintaining the Registered Intellectual Property in full force and effect, except with respect to applications and registrations intentionally abandoned by the Company and/or any Subsidiaries in the ordinary course of business. The Company and/or one or more of its Subsidiaries (A) solely and exclusively own all Owned Intellectual Property and (B) have the valid right to use all Intellectual Property used in and material to the operation of the business of the Company Group, as presently conducted (“Licensed Intellectual Property”). The Company Intellectual Property constitutes all of the Intellectual Property material to the Company Group’s conduct of the business as currently conducted, free and clear of all Liens, other than Permitted Liens.

(b) Except as set forth on Schedule 4.20(b), (i) the conduct and operation of the business of the Company Group are not infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any Person, and have not infringed upon, misappropriated or otherwise violated any Intellectual Property rights of any Person during the past three (3) years in any material respects, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole, (ii) to the knowledge of the Company Group, no third party is infringing upon, misappropriating or otherwise violating any Owned Intellectual Property and (iii) the Company Group Members have not received from any Person any unresolved written notice during the past three (3) years that any Company Group Member is infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any Person.

(c) The Company Group Members take commercially reasonable actions and measures designed to protect and maintain (i) the ownership of material Owned Intellectual Property and the confidentiality of any material trade secrets included in the Owned Intellectual Property (and ownership of all material Intellectual Property developed by each of their respective former and current employees, consultants and independent contractors or other Persons that have created or developed any material Company Intellectual Property or Company Software has vested in a Company Group Member by operation of applicable Law or has been assigned to the Company through a valid and enforceable written agreements subject to the Enforceability Exceptions) and (ii) the security, continuous operation and integrity of the IT Systems, the confidentiality of the source code of any Company Software, and the security of all data stored in the IT Systems or Company Software. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole, no Company Software incorporates any Open Source Software that is used or distributed in a manner which would trigger any requirement under the applicable license for such Open Source Software to disclose any source code of the Company Software, distribute such Company Software at no or minimal charge, or permit the redistribution or creation of derivative works or of such Company Software by any licensee. Except for consultants and other independent contractors engaged any Company Group Member under written confidentiality agreements, no other third-party possesses (or has any right to access or have disclosed, whether present, contingent or otherwise) any source code to the Company Software.

(d) The Company Group Members own or have a valid right to access and use all material IT Systems used by them in connection with the business as currently conducted. The Company Group Members have back-up and disaster recovery arrangements, procedures and facilities for the continued operation of its businesses in the event of a failure of the IT Systems that are, in the reasonable determination of the Company Group Members, commercially reasonable and in accordance in all material respects with standard industry practice. In the last twelve (12) months, there has not been any material failure with respect to any of the IT Systems that has not been remedied, replaced or mitigated in all material respects. To the knowledge of the Company, the Company Software and IT Systems are free of any malicious Software including viruses, worms, trojan horses, bugs, faults or other devices, errors, contaminants (“Malware”) or material vulnerabilities, which may be used to gain access to, alter, delete, destroy or disable any of the IT Systems or Company Software.

(e) The conduct of the business and the Company Group Members has at all times during the past three (3) years complied in all material respects with (i) all applicable Privacy Laws, (ii) all of the Company’s policies and notices regarding Personal Information or Data Treatment, and (iii) all of the Company’s contractual obligations with respect to Data Treatment by or on behalf of any Company Group Member (collectively, the “Data Security Requirements”). The Company Group Members have in place commercially reasonable policies, procedures and systems for receiving and appropriately responding to requests from individuals to exercise their rights under Data Security Requirements concerning their Personal Information. No Company Group Member’s externally-facing privacy policies or notices contain any material omissions or are misleading or deceptive in any material respect. The Company Group Members have in place reasonable and appropriate technical and organizational safeguards designed to protect Personal Information against loss, theft, misuse, or unauthorized access, use, modification, alteration, destruction or disclosure. During the past three (3) years (A) except as would not reasonably be expected to result in material liability to any Company Group Member, to the Company’s knowledge, there have been no actual or alleged breaches of, security incidents involving, misuse of or unauthorized access to the IT Systems, which has resulted in the unauthorized acquisition, destruction, damage, loss, corruption, alteration, use or disclosure of any Personal Information collected, used or processed by or on behalf of any Company Group Member; and (B) the Company Group Members have not received in writing any notices of any claims of, or investigations or inquiries related to, or to the Company’s knowledge, been charged with, the violation of, any Data Security Requirements.

(f)   Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole, neither the execution of this Agreement nor the consummation of the Transactions will result in: (i) the loss or impairment of Acquiror’s right to own or use any of the Company Intellectual Property; (ii) any material liabilities in connection with any Data Security Requirements; or (iii) the payment of any additional consideration for Acquiror’s right to own or use any of the material Company Intellectual Property.

Section 4.21 Environmental Matters.

(a) The Company Group Members are, and since January 1, 2019 have been, in compliance in all material respects with all Environmental Laws, which includes and has included holding and complying in all material respects with all Permits required under Environmental Laws.

(b) There are no Actions or notices of violation pending against or, to the knowledge of the Company, threatened in writing against any Company Group Member alleging, and the Company Group Members have not received any written notice, report or other information regarding, any material violations of or material liability under any Environmental Law or any material violations or material liability concerning any Hazardous Materials, nor, to the knowledge of the Company, is there any basis for any such claims or notices

(c) No Company Group Member(or any other Person to the extent giving rise to liability for any Company Group Member) has manufactured, distributed, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to, or owned or operated any property or facility which is or has been contaminated by, any Hazardous Materials, in each case, so as to give rise to any material liability (contingent or otherwise) to the Company Group, taken as a whole, under any Environmental Laws.

(d) The Company Group Members have furnished to Acquiror all environmental audits, reports, and other documents materially bearing on environmental, health or safety liabilities relating to the Company Group’s past or current operations, properties or facilities which are in their possession or under their reasonable control.

Section 4.22 Absence of Changes.

(a) Since December 31, 2020, through and including the date of this Agreement, no Material Adverse Effect has occurred.

(b) Since December 31, 2020, through and including the date of this Agreement, the Company Group Members, have carried on their respective businesses in all material respects in the ordinary course of business.

(c) Since December 31, 2020, through and including the date of this Agreement, no Company Group Member has taken or permitted to occur any action that, were it to be taken from and after the date hereof, would require the prior written consent of Acquiror pursuant to Section 6.01.

Section 4.23 Brokers’ Fees. Other than as set forth on Schedule 4.23, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions based upon arrangements made by the Company, any of its Subsidiaries or any of their Affiliates.

Section 4.24 Related Party Transactions.

(a) Except for the Contracts set forth on Schedule 4.24(a), there are no Contracts between any Company Group Member, on the one hand, and any Affiliate, officer, director or holder of Equity Securities of any Company Group Member or, to the Company’s knowledge, any Affiliate or family member of any of the foregoing, on the other hand, except in each case, for (i) employment agreements, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies, (ii) reimbursements of expenses incurred in connection with their employment or service (excluding from clause (i) and this clause (ii) any loans made by any Company Group Member to any officer, director, employee, member or stockholder and all related arrangements, including any pledge arrangements) and (iii) amounts paid pursuant to Company Benefit Plans listed on Schedule 4.24(a).

(b) Schedule 4.24(b) sets forth a true and complete listing of all fees payable by any Company Group Member to any Affiliate, officer, director or holder of Equity Securities of any Company Group Member or, to the Company’s knowledge, any Affiliate or family member of any of the foregoing on, or as a result of, Closing.

Section 4.25 Proxy Statement / Prospectus; Information Provided. None of the information relating to any Company Group Member supplied or to be supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion in the Proxy Statement / Prospectus will, on the date the Registration Statement becomes effective or as of the date the Proxy Statement / Prospectus (or any amendment or supplement thereto) is first mailed to Acquiror Stockholders, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Company does not make any representations or warranties as to the information contained in or omitted from the Proxy Statement / Prospectus (a) that is modified in any material respect by Acquiror or any of its Affiliates or Representatives without the Company’s prior written approval which is misleading by virtue of such modification or (b) in reliance upon and in conformity with information furnished in writing by or on behalf of Acquiror or any of its Affiliates specifically for inclusion in the Proxy Statement / Prospectus which is misleading by virtue of such reliance and conformity. The Proxy Statement / Prospectus, insofar as it relates to information supplied by or on behalf of any Company Group Member for inclusion therein, will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

Section 4.26 International Trade; Anti-Corruption.

(a) No Company Group Member, nor any of their respective officers, directors or employees, nor, to the knowledge of the Company, any agents or other third-party representatives acting on behalf of any Company Group Member, is currently, or has been in the last five years: (i) a Sanctioned Person; (ii) organized, resident or located in a Sanctioned Country; (iii) engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country; or (iv) otherwise in violation of applicable Sanctions Laws, Ex-Im Laws, or U.S. anti-boycott Laws (collectively, “Trade Controls”). In the last five years, no Company Group Member has exported or reexported any EAR- or ITAR-controlled products, services, technology or data except pursuant to valid licenses, approvals or license exceptions and otherwise in accordance with applicable Law.

(b) No Company Group Member, nor any of their respective officers, directors or employees, nor, to the knowledge of the Company, any agents or other third-party representatives acting on behalf of any Company Group Member, has in the last five years been the subject of any claim or allegation that such Person has potentially made any unlawful payment or given, offered, promised, or authorized or agreed to give, or received, any money or thing of value, directly or indirectly, to or from any Government Official or other Person in violation of any Anti-Corruption Laws or otherwise been in violation of any Anti-Corruption Laws.

(c) In the past five years, no Company Group Member has received from any Governmental Authority or any other Person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Trade Controls or Anti-Corruption Laws. The Company Group Members have maintained and enforced policies, procedures and internal controls reasonably designed to ensure compliance with Anti-Corruption Laws and Trade Controls.

(d) No Company Group Member is a “TID U.S. business,” as such term is defined at 31 C.F.R. § 800.248.

(e) In the past five years, no Company Group Member has purchased or sold Bitcoin, or any other digital asset, in a transaction involving a counterparty whose identity was not verified in accordance with the Company’s sanctions compliance policy and any applicable know your customer/anti-money laundering laws or regulations.

Article V
REPRESENTATIONS AND WARRANTIES OF ACQUIROR PARTIES

Except as set forth in the Schedules to this Agreement dated as of the date of this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face) or in the SEC Reports filed with or furnished to the SEC by Acquiror prior to the date hereof (excluding any disclosures in such SEC Reports under the headings “Risk Factors”, “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature), each Acquiror Party represents and warrants to the Company as follows:

Section 5.01 Corporate Organization. Each of the Acquiror and Parties is duly incorporated and is validly existing as a corporation or limited liability company, as applicable, in good standing under the Laws of Delaware and has the corporate or limited liability company power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted, except (other than with respect to an Acquiror Party’s due organization and valid existence) as would not have an Acquiror Impairment Effect. The copies of the organizational documents of each of the Acquiror Parties previously delivered by Acquiror to the Company are true, correct and complete and are in effect as of the date of this Agreement. Each of the Acquiror Parties is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its organizational documents. Each of the Acquiror Parties is duly licensed or qualified and in good standing as a foreign corporation or foreign limited liability company, as applicable, in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to have an Acquiror Impairment Effect.

Section 5.02 Due Authorization.

(a) Each of the Acquiror Parties has all requisite corporate or limited liability company power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is a party and, upon receipt of the Acquiror Stockholder Approval, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly, validly and authorized and unanimously approved by the board of directors or equivalent governing body of the applicable Acquiror Party and, except for the Acquiror Stockholder Approval, no other corporate or equivalent proceeding on the part of any Acquiror Party is necessary to authorize this Agreement or such other Transaction Agreements or any Acquiror Party’s performance hereunder or thereunder. This Agreement has been, and each such other Transaction Agreement to which such Acquiror Party will be party will be, duly and validly executed and delivered by such Acquiror Party and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each such other Transaction Agreement to which such Acquiror Party will be party will constitute, a legal, valid and binding obligation of such Acquiror Party, enforceable against each Acquiror Party in accordance with its terms, subject to the Enforceability Exceptions.

(b) At a meeting duly called and held, the Acquiror Board has unanimously: (i) determined that this Agreement and the Transactions are fair to and in the best interests of Acquiror Stockholders, (ii) determined that the fair market value of the Company is equal to at least 80% of the assets held in the Trust Account (less any deferred underwriting discounts and commissions and taxes payable on interest earned on the Trust Account) as of the date hereof, (iii) approved the Transactions as a Business Combination and (iv) resolved to recommend to Acquiror Stockholders approval of each of the Acquiror Stockholder Matters.

(c) The board of directors of First Merger Sub has approved and declared advisable, this Agreement and the Transactions, and Acquiror, in its capacity as the sole stockholder of First Merger Sub shall approve and adopt this Agreement by written consent immediately following its execution. Acquiror, in its capacity as the sole member of Second Merger Sub, has approved and adopted this Agreement and the Transactions by written consent.

Section 5.03 No Conflict. The execution, delivery and performance of this Agreement and any other Transaction Agreement to which any Acquiror Party is a party by such Acquiror Party and, upon receipt of the Acquiror Stockholder Approval, the consummation of the transactions contemplated hereby and thereby or by any other Transaction Agreement do not and will not (a) conflict with or violate any provision of, or result in the breach of the Acquiror Organizational Documents or any organizational documents of any Subsidiaries of Acquiror, (b) conflict with or result in any violation of any provision of any Law or Governmental Order binding on or applicable to Acquiror, any Subsidiaries of Acquiror or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which Acquiror is a party or by which any of its assets or properties may be bound or affected, or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or any Subsidiaries of Acquiror, except in the case of each of clauses (b) through (d) as would not reasonably be expected to have an Acquiror Impairment Effect.

Section 5.04 Litigation and Proceedings. There are no pending or, to the knowledge of Acquiror, threatened, Actions and, to the knowledge of Acquiror, there are no pending or threatened investigations, in each case, against any Acquiror Party, or otherwise affecting any Acquiror Party or their respective assets, which, if determined adversely, could have an Acquiror Impairment Effect. There is no unsatisfied judgment or any open injunction binding upon any Acquiror Party which would reasonably be expected to have an Acquiror Impairment Effect. The business of each of the Acquiror Parties has been conducted in all material respects in accordance with all applicable Laws. No Acquiror Party has received any written notice of any violation of Law. This Section 5.04 shall not apply to Tax matters.

Section 5.05 Governmental Authorities; Consents. No action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of any Acquiror Party with respect to the execution or delivery and performance of this Agreement by each Acquiror Party or any other Transaction Agreement to which any of the Acquiror Parties is a party, as applicable, or the consummation of the transactions contemplated hereby or thereby, except for (a) applicable requirements of the Antitrust Laws, (b) the filing of the First Certificate of Merger, Second Certificate of Merger, the Acquiror Charter in accordance with the DGCL and DLLCA, (c) the filing with the SEC of (i) the Proxy Statement / Prospectus (and receipt of oral or written notification of the completion of the review by the SEC) and (ii) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Transaction Agreements or the transactions contemplated hereby or thereby, (d) such filings with and approval of NASDAQ to permit the Acquiror Common Stock to be issued in connection with the transactions contemplated by this Agreement and the other Transaction Agreements to be listed on the NASDAQ, (e) the Acquiror Stockholder Approval or (f) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have an Acquiror Impairment Effect.

Section 5.06 Trust Account.

(a) As of the date hereof, there is at least $345,000,000 held in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated February 9, 2021, by and between Acquiror and the Trustee on file with the SEC Reports of Acquiror as of the date of this Agreement (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Acquiror Organizational Documents and Acquiror’s final prospectus dated February 9, 2021. Amounts in the Trust Account are invested in United States government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the date hereof, there are no Actions pending with respect to the Trust Account. Since February 9, 2021, Acquiror has not released any money from the Trust Account (other than as permitted by the Trust Agreement). As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Organizational Documents shall terminate, and, as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the Transactions. Following the Effective Time, no stockholder of Acquiror shall be entitled to receive any amount from the Trust Account except to the extent such stockholder shall have elected to tender its shares of Acquiror Class A Common Stock for redemption pursuant to the Acquiror Stockholder Redemption. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of Acquiror, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SEC Reports to be inaccurate or (ii) entitle any Person (other than the Acquiror Stockholders who shall have elected to redeem their shares of Acquiror Class A Common Stock pursuant to the Acquiror Stockholder Redemption or the underwriters of Acquiror’s initial public offering in respect of their Deferred Discount (as defined in the Trust Agreement)) to any portion of the proceeds in the Trust Account.

(b) As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, Acquiror has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror on the Closing Date. As of the date hereof, Acquiror does not have, or have any Contract requiring it to enter into or incur, any obligations with respect to or under any Indebtedness.

Section 5.07 Brokers’ Fees. Other than as set forth on Schedule 5.07, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the Transactions based upon arrangements made by Acquiror or any of its Affiliates, including the Sponsor.

Section 5.08 SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a) Acquiror has filed or furnished in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC prior to the date of this Agreement (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, reports, schedules, forms, statements and other documents required to be filed or furnished by with the SEC subsequent to the date of this Agreement (collectively, as they have been amended since the time of their filing and including all exhibits thereto, but excluding the Proxy Statement / Prospectus, the “Additional SEC Reports”). None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date hereof, then on the date of such filing) and none of the Additional SEC Reports as of their respective dates (or if amended or superseded by a filing prior to the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and, except as set forth in Schedule 5.08(a), fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. No Acquiror Party has any material off-balance sheet arrangements that are not disclosed in the SEC Reports.

(b) Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror is made known to Acquiror’s principal executive officer and its principal financial officer. To the knowledge of Acquiror, such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s financial statements included in Acquiror’s periodic reports required under the Exchange Act.

(c) Acquiror has established and maintains systems of internal accounting controls that are designed to provide reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for Acquiror’s assets. Acquiror maintains books and records of Acquiror and its Subsidiaries in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of Acquiror in all material respects.

(d) Except as set forth on Schedule 5.08(d), there is no (i) “significant deficiency” in the internal controls over financial reporting of Acquiror, (ii) “material weakness” in the internal controls over financial reporting of Acquiror or (iii) fraud, whether or not material, that involves management or other employees of Acquiror who have a significant role in the internal controls over financial reporting of Acquiror.

(e) To the knowledge of Acquiror, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the knowledge of Acquiror, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.09 Business Activities.

(a) Since its incorporation, Acquiror has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Acquiror Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon Acquiror or to which Acquiror is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing other than such effects which would not reasonably be expected to have an Acquiror Impairment Effect. Each Merger Sub was formed solely for the purpose of engaging in the Transactions, has not conducted any business prior to the date hereof and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and any other Transaction Agreement to which it is a party, as applicable, and the other transactions contemplated by this Agreement and such other Transaction Agreements, as applicable. Acquiror owns all of the issued and outstanding shares of Equity Securities of each Merger Sub.

(b) Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, neither Acquiror nor any of its Subsidiaries has any interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) Except for this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.02) or as set forth on Schedule 5.09(c), no Acquiror Party is and at no time has been, party to any Contract with any other Person that would require payments by any Acquiror Party in excess of $100,000 in the aggregate with respect to any individual Contract or more than $500,000 in the aggregate when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.02) and Contracts set forth in Section 5.09(c)).

(d) Except as set forth in Section 5.09(d), there is no liability, debt or obligation against Acquiror or its Subsidiaries, except for liabilities and obligations (i) reflected or reserved for on Acquiror’s consolidated balance sheet as of February 12, 2021 or disclosed in the notes thereto, (ii) that have arisen since the date of Acquiror’s consolidated balance sheet as of February 12, 2021 in the ordinary course of the operation of business of Acquiror, (iii) incurred in connection with or contemplated by this Agreement and/or the Transactions or (iv) that would not reasonably be expected to be, individually or in the aggregate, material to Acquiror.

Section 5.10 Tax.

(a) All material Tax Returns required by Law to be filed by Acquiror or any of its Subsidiaries have been filed, and all such Tax Returns are true, correct and complete in all material respects.

(b) All material amounts of Taxes required by Law to be paid by Acquiror or its Subsidiaries have been timely paid (taking into account any valid extensions obtained in the ordinary course of business), and since the date of the most recent balance sheet of Acquiror neither Acquiror nor any of its Subsidiaries have incurred or accrued any material Tax liability or material amounts of taxable income or gain outside the ordinary course of business, except under this Agreement and/or the performance by Acquiror of its obligations hereunder, including transaction expenses.

(c) Each of Acquiror and its Subsidiaries has (i) withheld and deducted all amounts of material Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) timely remitted such amounts to the appropriate Governmental Authority; and (iii) complied in all material respects with applicable Law with respect to Tax withholding, including all information reporting and record keeping requirements;

(d) Neither Acquiror nor any of its Subsidiaries is engaged in any audit, administrative proceeding or judicial proceeding with respect to income or other material Taxes. Neither Acquiror nor any of its Subsidiaries has received any written notice from a Governmental Authority of a dispute or claim with respect to income or other material Taxes, other than disputes or claims that have since been resolved, and to the knowledge of Acquiror, no such claims have been threatened. No written claim has been made by any Governmental Authority in a jurisdiction where Acquiror or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes of Acquiror or any of its Subsidiaries and no written request for any such waiver or extension is currently pending (other than in each case as a result of any valid extension of the time within which to file a Tax Return).

(e) Neither Acquiror nor any of its Subsidiaries (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for income tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) (i) within the past two (2) years or (ii) as a part of a “plan” or “series of related transactions” (each within the meaning of Section 355(e) of the Code) in connection with the Transactions.

(f)   Neither Acquiror nor any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (or any corresponding or similar provision of U.S. state or local or non-U.S. Law).

(g) Neither Acquiror nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in, or use of an improper, method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income tax law) entered into prior to Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income tax law) consummated or arising prior to the Closing; or (v) prepaid amount or deferred revenue received prior to the Closing, other than in the ordinary course of business. Neither Acquiror nor its Subsidiaries will be required to make any payment after the Closing Date as a result of an election under Section 965(h) of the Code.

(h) There are no Liens with respect to Taxes on any of the assets of Acquiror or its Subsidiaries, other than Permitted Liens.

(i) Neither Acquiror nor any of its Subsidiaries has been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes (other than an affiliated, combined, consolidated, unitary or other group consisting solely of one or more of Acquiror and its Subsidiaries). Neither Acquiror nor any of its Subsidiaries has any material liability for the Taxes of any Person (other than Acquiror or its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (ii) as a transferee or successor, by Contract (except for liabilities pursuant to commercial contracts not primarily relating to Taxes) or by application of Law.

(j) Neither Acquiror nor any of its Subsidiaries is a party to, or bound by, or has any obligation to any Governmental Authority or other Person (other than Acquiror or its Subsidiaries) under any Tax allocation, Tax sharing, Tax indemnification or similar agreements (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).

(k) Neither Acquiror nor any of its Subsidiaries (i) has taken any action or (ii) is aware of any fact or circumstance, in each case that could reasonably be expected to prevent the Mergers, taken together, from constituting a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder.

(l) Acquiror has not (i) made an election to defer the payment of any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) pursuant to Section 2302 of the CARES Act or made any such deferral or election pursuant to the presidential memorandum regarding Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster signed on August 8, 2020 or (ii) applied for a loan under 15 U.S.C. § 636(a)(36).

(m) Acquiror is and has always been a corporation for U.S. federal income tax purposes. Each Subsidiary of Acquiror is and always has been disregarded as separate from Acquiror for U.S. federal income tax purposes.

(n) Acquiror has not been, during the applicable period provided in Section 897 of the Code, a “United States real property holding corporation” (within the meaning of Section 897 of the Code).

(o) The Transactions contemplated under this Agreement shall not be the direct or indirect cause of any amount paid or payable by Acquiror or any of its Subsidiaries being classified as an “excess parachute payment” under Section 280G of the Code.

(p) Acquiror is a resident for income Tax purposes only in the jurisdiction of its organization, formation or incorporation. Each Subsidiary of Acquiror is only a tax resident in the jurisdiction of its organization, formation or incorporation with respect to income Taxes.

Section 5.11 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Acquiror consists of 551,000,000 shares of capital stock, including (i) 500,000,000 shares of Acquiror Class A Common Stock, (ii) 50,000,000 shares of Acquiror Class B Common Stock and (iii) 1,000,000 shares of preferred stock (“Acquiror Preferred Stock”) of which (A) 34,500,000 shares of Acquiror Class A Common Stock are issued and outstanding as of the date of this Agreement, (B) 8,625,000 shares of Acquiror Class B Common Stock are issued and outstanding as of the date of this Agreement and (C) no shares of Acquiror Preferred Stock are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Acquiror Class A Common Stock (i) have been duly authorized and validly issued and are fully paid and non-assessable, (ii) were issued in compliance in all material respects with applicable Law and (iii) were not issued in breach or violation of any preemptive rights or Contract. As of the date hereof, Acquiror has duly authorized and validly issued 8,625,000 Acquiror Warrants that entitle the holder thereof to purchase Acquiror Class A Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement.

(b) Except for this Agreement, the Acquiror Warrants or as set forth in Section 5.11(a), as of the date hereof, there are no Equity Securities of Acquiror authorized, reserved, issued or outstanding. Except as disclosed in the SEC Reports or the Acquiror Organizational Documents, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any securities or equity interests of Acquiror. There are no outstanding bonds, debentures, notes or other indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Acquiror Stockholders may vote. Except as disclosed in the SEC Reports, Acquiror is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to Acquiror Class A Common Stock or any other equity interests of Acquiror.

(c) Acquiror does not own any capital stock or any other equity interests in any other Person or have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

Section 5.12 NASDAQ Stock Market Listing. The issued and outstanding units of Acquiror, each such unit comprised of one share of Acquiror Class A Common Stock and one-fourth of one Acquiror Warrant, are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ under the symbol “XPDIU”. The issued and outstanding shares of Acquiror Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ under the symbol “XPDI”. The issued and outstanding Acquiror Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ under the symbol “XPDIW”. There is no Action pending or, to the knowledge of Acquiror, threatened against Acquiror by the NASDAQ or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or Acquiror Warrants or terminate the listing of Acquiror Class A Common Stock or Acquiror Warrants on the NASDAQ. None of Acquiror or its Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Class A Common Stock or Acquiror Warrants under the Exchange Act except as contemplated by this Agreement. Acquiror has not received any notice from the NASDAQ or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the Acquiror Class A Common Stock from the NASDAQ or the SEC.

Section 5.13 Related Party Transactions. Except as described on Schedule 5.14, there are no transactions, Contracts, arrangements or understandings between any Acquiror Party, on the one hand, and any director, officer, employee, stockholder, warrant holder or Affiliate of such Acquiror Party.

Section 5.14 Proxy Statement / Prospectus. None of the information relating to the Acquiror Parties supplied or to be supplied by any Acquiror Party, or by any other Person acting on behalf of any Acquiror Party, in writing specifically for inclusion in the Proxy Statement / Prospectus will, on the date the Registration Statement becomes effective or as of the date the Proxy Statement / Prospectus (or any amendment or supplement thereto) is first mailed to Acquiror Stockholders, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Proxy Statement / Prospectus (a) that is modified in any material respect by any Company Group Member or any of their respective Representatives without Acquiror’s prior written approval which is misleading by virtue of such modification or (b) in reliance upon and in conformity with information furnished in writing by or on behalf of any Company Group Member specifically for inclusion in the Proxy Statement / Prospectus which is misleading by virtue of such reliance and conformity.

Section 5.15 Sponsor Agreement. Acquiror has delivered to the Company a true, correct and complete copy of the Sponsor Agreement. The Sponsor Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Acquiror. The Sponsor Agreement is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, each other party thereto, enforceable against Acquiror and, to the knowledge of Acquiror, each other party thereto, in accordance with its terms, subject to the Enforceability Exception. Neither the execution or delivery by Acquiror or, to the knowledge of Acquiror, any other party thereto, nor the performance of Acquiror’s or, to the knowledge of Acquiror, such other parties’ obligations under, the Sponsor Agreement violates any provision of, or results in the breach of or default under, or require any filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any material term or condition of the Sponsor Agreement.

Section 5.16 Investment Company Act. Neither Acquiror nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.17 Employees. Other than any officers as described in the Acquiror’s SEC Reports, Acquiror and its Subsidiaries have never employed any employees or retained any contractors, other than consultants and advisors in the ordinary course of business. Other than reimbursement of any out-of-pocket expenses incurred by Acquiror’s officers and directors in connection with activities on Acquiror’s behalf in an aggregate amount not in excess of the amount of cash held by Acquiror outside of the Trust Account, Acquiror has no unsatisfied material liability with respect to any employee, officer or director. Acquiror and its Subsidiaries have never and do not currently maintain, sponsor, contribute to or have any direct or material liability under any “employee benefit plan” as defined in Section 3(3) of ERISA (including “multiemployer plans” as defined in Section 3(37) of ERISA), and any stock ownership, stock purchase, stock option, phantom stock, equity or other equity-based, severance, employment, individual consulting, retention, change-in-control, transaction, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other benefit or compensation plans, agreements, programs, policies, Contracts or other arrangements, whether or not subject to ERISA.

Article VI
COVENANTS OF THE COMPANY

Section 6.01 Conduct of Business. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as expressly required by this Agreement or the other Transaction Agreements, as set forth on Schedule 6.01, as consented to in writing by Acquiror (which consent shall not be unreasonably conditioned, withheld or delayed), pursuant to any COVID-19 Response Measures or as required by applicable Law (including any COVID-19 Measures), (i) use commercially reasonable efforts to conduct and operate its business in the ordinary course of business in all material respects, (ii) use commercially reasonable efforts to preserve intact the current business organization and ongoing businesses of the Company Group Members, and maintain the existing relations and goodwill of the Company Group Members with customers, suppliers, joint venture partners, distributors and creditors of the Company Group Members and (iii) use commercially reasonable efforts to keep available the services of their present officers. Without limiting the generality of the foregoing, except as required by this Agreement, as set forth on Schedule 6.01, as consented to by Acquiror in writing (such consent not to be unreasonably conditioned, withheld or delayed), pursuant to any COVID-19 Response Measures or as required by applicable Law, the Company shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period:

(a) change or amend its certificate of formation, limited liability company agreement, certificate of incorporation, bylaws or other organizational documents;

(b) make, declare, set aside, establish a record date for or pay any dividend or distribution, other than any dividends or distributions from any wholly owned Subsidiary of the Company either to the Company or any other wholly owned Subsidiaries of the Company;

(c) except for entries, modifications, amendments, waivers, terminations or nonrenewals in the ordinary course of business, enter into, materially modify, materially amend, waive any material right under, terminate or fail to renew, any Contract of a type required to be listed on Schedule 4.12(a) (including, for clarity, any Contract that, if existing on the date hereof, would have been required to be listed on Schedule 4.12(a), any Lease or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters)) to which any Company Group Member is a party or by which it is bound;

(d) Except in accordance with the Blockcap Transaction Documents, (i) issue, deliver, sell, transfer, pledge or dispose of, or place any Lien (other than Permitted Liens on Equity Securities of the Company’s Subsidiaries) on, any Equity Securities of any Company Group Member or (ii) issue or grant any options, warrants or other rights to purchase or obtain any Equity Securities of any Company Group Members;

(e) sell, assign, transfer, convey, lease, license, abandon, allow to lapse or expire, subject to or grant any Lien (other than Permitted Liens) on, or otherwise dispose of, any material assets, rights or properties (including Intellectual Property), other than the sale of goods and services to customers, or the sale or other disposition of assets or equipment deemed by the Company in its reasonable business judgment to be obsolete, in each such case, in the ordinary course of business;

(f) (i) cancel or compromise any claim or Indebtedness owed to any Company Group Member or (ii) settle any pending or threatened Action, (A) if such settlement would require payment by the Company in an amount greater than $2,000,000 or (B) to the extent such settlement involves a Governmental Authority or alleged criminal wrongdoing;

(g) except as otherwise required by Law or the terms of any existing Company Benefit Plans set forth on Schedule 4.13(a) as in effect on the date hereof, (i) increase or decrease the compensation or benefits of any Company Employee, (ii) pay or promise to pay, fund any new, enter into or make any grant of any severance, change in control, transaction bonus, equity or equity-based, retention or termination payment or arrangement to any Company Employee, (iii) make any change in the key management structure of any Company Group Member, including the hiring of additional officers or the termination of existing officers (other than for cause), (iv) hire, engage, terminate (without cause), furlough, or temporarily layoff any Company Employee, independent contractor, or any other individual who is providing or will provide services to any Company Group Members other than any Company Employee with annual compensation of less than $170,000, (v) take any action to accelerate any payments or benefits, or the funding of any payments or benefits, payable or to become payable to any Company Employees, or (vi) establish, adopt, enter into, amend or terminate any Company Benefit Plan or any plan, agreement, program, policy, trust, fund, Contract or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement;

(h) waive or release any noncompetition, nonsolicitaiton, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any director, officer or Key Employee of any Company Group Member, except as required by applicable Law;

(i) implement or announce any employee layoffs, plant closings, furloughs, reductions in force, reductions in compensation, salaries, wages, hours or benefits, work schedule changes or such similar actions that could implicate the WARN Act;

(j) (i) negotiate, modify, extend, or enter into any CBA or (ii) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any Company Employee;

(k) directly or indirectly acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or Person or division thereof;

(l) make any loans or advance any money or other property to any Person, except for (A) advances in the ordinary course of business to employees or officers of any Company Group Member for expenses not to exceed $50,000 individually or $250,000 in the aggregate, (B) prepayments and deposits paid to suppliers of any Company Group Member in the ordinary course of business, (C) trade credit extended to customers of any Company Group Member in the ordinary course of business and (D) advances to wholly-owned Subsidiaries of the Company;

(m) redeem, purchase, repurchase or otherwise acquire, or offer to redeem, purchase, repurchase or acquire, any Equity Securities of any Company Group Member, other than (A) redemptions of any Equity Securities from former employees, directors or other service providers upon the terms set forth in the underlying Contracts governing such Equity Securities or (B) as required pursuant to the Company Convertible Note Purchase Agreement;

(n) adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any Equity Securities of any Company Group Member;

(o) make any material change in accounting principles or methods of accounting, other than as may be required by GAAP;

(p) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Company Group Member (other than the Transactions);

(q) make, change or revoke any material Tax election, adopt, change or revoke any material accounting method with respect to Taxes, file any material amended Tax Return, settle or compromise any material Tax liability, enter into any material closing agreement with respect to any Tax, surrender any right to claim a material refund of Taxes, or enter into any Tax sharing, Tax indemnification or similar agreements (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes), in each case, if such action would be reasonably expected to materially increase the present or future Tax liability of Acquiror, any Company Group Member;

(r) (i) incur, create or assume any Indebtedness for borrowed money in excess of $200,000,000 in the aggregate, (ii) modify, in any material respect, the terms of any Indebtedness or (iii) assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for Indebtedness;

(s) fail to maintain in full force and effect material insurance policies covering the Company Group Members and their respective properties, assets and businesses in a form and amount consistent with past practices;

(t) enter into any Contract or amend in any material respect any existing Contract with any Person that is, to the knowledge of the Company, an Affiliate of any equityholder of the Company, or an Affiliate of its Subsidiaries;

(u) other than in the ordinary course of business, enter into any agreement that materially restricts the ability of any Company Group Member to engage or compete in any line of business, enter into any agreement that materially restricts the ability of any Company Group Member to enter into a new line of business or enter into any new line of business;

(v) make any capital expenditures other than (i) the capitalized portion of labor with respect to any expenditure and (ii) any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditures budget for 2021 and 2022 made available to Acquiror (which capital expenditures may be made in 2021 or 2022);

(w) other than as expressly contemplated by the Blockcap Transaction Documents, accelerate any annual or other bonuses ahead of the date on which such bonuses would have been paid in the ordinary course of business for fiscal year 2021;

(x) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions;

(y) modify, extend or amend any Lease, except in the ordinary course of business, or terminate any Lease, or enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property; or

(z) enter into any Contract, or otherwise become obligated, or resolve to take any action prohibited under Section 6.01(a) through (y).

Nothing contained in this Agreement is intended to give any Acquiror Party, directly or indirectly, the right to control or direct any Company Group Member’s operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct any Acquiror Party’s operations prior to the Effective Time. Prior to the Effective Time, each of the Company Group Members, and each Acquiror Party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 6.02 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to any Company Group Member by third parties that may be in any Company Group Member’s possession from time to time, and except for any information which (x) relates to the negotiation of this Agreement or the Transactions, (y) is prohibited from being disclosed by applicable Law or (z) in the opinion of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure, the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its Representatives reasonable access during the Interim Period, and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company Group Members and so long as reasonably feasible or permissible under applicable Law, to all of their properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees, and shall use its and their commercially reasonable efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company Group Members that are in the possession of any Company Group Member, in each case, as Acquiror and its Representatives may reasonably request solely for purposes of consummating the Transactions. Any request pursuant to this Section 6.02 shall be made in a time and manner so as not to delay the Closing. All information obtained by Acquiror and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Closing.

Section 6.03 No Claim Against the Trust Account. The Company acknowledges that Acquiror has established the Trust Account described in Acquiror’s final prospectus, dated February 9, 2021, the Acquiror Organizational Documents, and the Trust Agreement for the benefit of Acquiror’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Trust Agreement. The Company further acknowledges that, if the Transactions, or, in the event of a termination of this Agreement, another Business Combination, are not consummated by February 9, 2023 or such later date as approved by the Acquiror Stockholders to complete a Business Combination, Acquiror will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, and notwithstanding anything to the contrary in this Agreement, the Company (on behalf of itself and its controlled Affiliates) hereby irrevocably waives any past, present or future right, title, interest or claim (whether based on contract, tort, equity or any other theory of legal liability) of any kind against, and irrevocably waives any right to access, the Trust Account and the Trustee, or to collect from the Trust Account any monies that may be owed to them by Acquiror or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever. This Section 6.03 shall survive the termination of this Agreement for any reason. Notwithstanding the foregoing, nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Acquiror for legal relief against assets of Acquiror held outside the Trust Account (including any assets that have been purchased or acquired with any funds that have been released from the Trust Account) or pursuant to Section 11.13 for specific performance or other injunctive relief.

Section 6.04 Proxy Statement / Prospectus.

(a) As promptly as reasonably practicable after the date of this Agreement, the Company shall use its reasonable best efforts to deliver to Acquiror (i) the Financial Statements and (ii) any other audited or unaudited consolidated balance sheets and the related audited or unaudited consolidated statements of comprehensive (loss) income, stockholder’s equity and cash flows of the Company Group Members as of and for a year-to-date period ended as of the end of any other different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year, as applicable, that are required by SEC rules to be included in the Proxy Statement / Prospectus (including any financial statements of any acquiree of any Company Group Member required under Rule 3-05 of Regulation S-X).

(b) All such Financial Statements, together with any audited or unaudited consolidated balance sheet and the related audited or unaudited consolidated statements of comprehensive (loss) income, stockholder’s equity and cash flows of the Company Group Members as of and for a year-to-date period ended as of the end of a different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year that are required by SEC rules to be included in the Proxy Statement / Prospectus, (i) will fairly present in all material respects the consolidated financial position of the Company Group Members (or acquiree, as applicable) as at the date thereof, and the results of its operations, stockholder’s equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments and the absence of footnotes), (ii) will be prepared in conformity with GAAP applied on a consistent basis during the periods involved, (iii) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and contain an unqualified report of the Company’s auditor and (iv) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable). The Company shall be available to, and Company Group Members shall use its reasonable best efforts to make their officers and employees available to, in each case, upon reasonable advanced notice, Acquiror and its counsel in connection with (i) the drafting of the Proxy Statement / Prospectus and (ii) responding in a timely manner to comments on the Proxy Statement / Prospectus from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with Acquiror in connection with the preparation for inclusion in the Proxy Statement / Prospectus of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC). From and after the date on which the Proxy Statement / Prospectus is mailed to Acquiror Stockholders, the Company will give Acquiror prompt written notice of any action taken or not taken by any Company Group Member or of any development regarding any Company Group Member, in any such case which is or becomes known by the Company, that would cause the Proxy Statement / Prospectus to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that if any such action shall be taken or fail to be taken or such development shall otherwise occur, Acquiror and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Proxy Statement / Prospectus, such that the Proxy Statement / Prospectus no longer contains an untrue statement of a material fact or omits to state to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by Acquiror pursuant to this Section 6.04(b) shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Schedules.

Section 6.05 Code Section 280G. To the extent that any “disqualified individual” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) has the right to receive any payments or benefits that could be deemed to constitute “parachute payments” (within the meaning of Section 280G(b)(2)(A) of the Code and the regulations thereunder), then, the Company will: (a) prior to the Closing Date, solicit and use its reasonable best efforts to obtain from each such “disqualified individual” a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that any remaining payments and/or benefits shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder); and (b) prior to the Closing Date, with respect to each individual who agrees to the waiver described in clause (a), submit to a vote of the stockholders of Company entitled to vote on such matters, in the manner required under Section 280G(b)(5) of the Code and the regulations promulgated thereunder, along with adequate disclosure intended to satisfy such requirements (including Q&A 7 of Section 1.280G-1 of such regulations), the right of any such “disqualified individual” to receive the Waived 280G Benefits. Prior to soliciting such waivers and approval, the Company shall provide drafts of such waivers and approval materials to Acquiror for its reasonable review and comment, and the Company shall consider in good faith any changes reasonably requested by Acquiror. Prior to soliciting the waivers, the Company shall provide Acquiror with the calculations and related documentation to determine whether and to what extent the vote described in this Section 6.04(a) is necessary in order to avoid the imposition of Taxes under Section 4999 of the Code. Prior to the Closing Date, the Company shall deliver to Acquiror evidence that a vote of the stockholders of the Company was solicited in accordance with the foregoing and whether the requisite number of votes of the stockholders of the Company was obtained with respect to the Waived 280G Benefits or that the vote did not pass and the Waived 280G Benefits will not be paid or retained.

Section 6.06 FIRPTA. At the Closing, the Company shall deliver to Acquiror (i) a duly completed and executed certificate dated as of the Closing Date conforming to the requirements of Section 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i) of the Treasury Regulations, and (ii) written authorization for Acquiror deliver to the IRS the notification required under Section 1.897-2(h)(2) of the Treasury Regulations on behalf of the Company.

Section 6.07 Termination of Related-Party Arrangements. Except for those Contracts set forth on Schedule 6.07, on or prior to the Closing, the Company shall cause the Company Group Members to, terminate, with no further liability thereunder and without any cost or liability or other obligation to the Company Group Members, all Contracts set forth (or required to be set forth) on Schedule 4.24(a).

Section 6.08 Company Approval.

(a) Upon the terms set forth in this Agreement, the Company shall promptly after the Registration Statement is declared effective under the Securities Act, and in any event no later than 24 hours after such effectiveness deliver an irrevocable written consent constituting the Company Stockholder Approval (the “Written Consent”), pursuant to each Company Support Agreement, and the Company shall use its reasonable best efforts to take all other actions necessary or advisable to secure the Written Consent, including enforcing each Company Support Agreement. In the event the Company is not able to obtain the Written Consent, the Company shall duly convene a meeting of the stockholders of the Company for the purpose of voting solely upon the adoption of this Agreement, the other Transaction Agreements to which the Company is a party and the Transactions as soon as reasonably practicable after the Registration Statement is declared effective. The Company shall obtain the Company Stockholder Approval at such meeting of the stockholders of the Company and shall take all other action necessary or advisable to secure the Company Stockholder Approval as soon as reasonably practicable after the Registration Statement is declared effective.

(b) As promptly as practicable after the execution of this Agreement, the Company (with the assistance and cooperation of Acquiror as reasonably requested by the Company) shall prepare an information statement relating to the action to be taken by stockholders of the Company pursuant to the Written Consent or by vote at a such meeting of the stockholders of the Company (the “Consent Solicitation Statement”).  As promptly as practicable after the date on which the Registration Statement becomes effective, the Company shall deliver the Consent Solicitation Statement to its stockholders. The Company shall include the Company Board Recommendation in the Consent Solicitation Statement and the Company and the Company Board will not withdraw, amend, qualify or modify its recommendation to the stockholders of the Company that they vote in favor of the Required Transaction Proposals.

(c) Promptly following the receipt of the Company Stockholder Approvals via the executed Written Consent, the Company will prepare (subject to the reasonable approval of Acquiror) and deliver, to the holders of Company Common Stock who have not executed and delivered the Written Consent an information statement, in form and substance required under the DGCL in connection with the Mergers and otherwise reasonably satisfactory to Acquiror, which information statement shall include (i) copies of this Agreement and the Registration Statement, (ii) the Company Board Recommendation, (iii) a description of any dissenters’ rights of the Company Stockholders available under Section 262 of the DGCL and any other disclosure with respect to dissenters’ rights required by applicable Law and (iv) in accordance with the requirements of Section 228(e) of the DGCL, notice to any holder of Company Common Stock who has not executed and delivered the Written Consent of the corporate action by those holders who did execute the Written Consent, along with such other information as is required thereunder and pursuant to applicable Law.

Section 6.09 Blockcap Transaction. The Company will provide prompt written notice to Acquiror of any material developments relating to the Blockcap Transaction, including with respect to the anticipated timing of closing and any information that could be reasonably expected to delay the closing of the Blockcap Transaction or the failure of any closing condition contained in the Blockcap Merger Agreement or any other Blockcap Transaction Document. In addition, as soon as reasonably practicable following the closing of the Blockcap Transaction, but in any event within three (3) Business Days, the Company shall, and shall cause its Affiliates and Representatives to, use commercially reasonable efforts to have the former Blockcap Stockholders (as defined in the Blockcap Merger Agreement) set forth on Schedule A of the Blockcap Merger Agreement that hold at least five percent (5%) of the Company’s voting securities to execute a support agreement substantially in the form of the Company Support Agreement.

Article VII
COVENANTS OF ACQUIROR

Section 7.01 Indemnification and Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Acquiror shall cause the Surviving Entity to indemnify and hold harmless each present and former director, manager and officer of the Company and each of its Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that any Company Group Member would have been permitted under applicable Law and their respective certificate of incorporation, bylaws or other organizational documents in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall cause the Surviving Entity and each of its Subsidiaries to, (i) maintain for a period of not less than six years from the Effective Time provisions in its certificate of incorporation, bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors/managers that are no less favorable to those Persons than the provisions of such certificates of incorporation, bylaws and other organizational documents as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by applicable Law.

(b) For a period of six years from the Effective Time, Acquiror shall or shall cause one or more of its Subsidiaries to maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s or any of its Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Acquiror or its Subsidiaries be required to pay an annual premium for such insurance in excess of 300% of the annual premium payable by the Company Group Members for such insurance policy for the year ended December 31, 2021; provided, however, that (i) Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time (the “D&O Tail”) and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 7.01 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.01 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on Acquiror, the Surviving Corporation, the Surviving Entity and all successors and assigns of Acquiror and the Surviving Corporation, and the Surviving Entity. In the event that Acquiror, the Surviving Corporation, the Surviving Entity or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Acquiror, the Surviving Corporation, the Surviving Entity or any of their respective successors or assigns, as the case may be, shall succeed to the obligations set forth in this Section 7.01.

Section 7.02 Conduct of Acquiror During the Interim Period.

(a) During the Interim Period, except as set forth on Schedule 7.02, as required by this Agreement or the other Transaction Agreements, as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as required by applicable Law (including COVID-19 Measures), no Acquiror Party shall and shall not permit any Acquiror Party to:

(i) change, modify or amend the Trust Agreement, the Acquiror Organizational Documents or the organizational documents of any Acquiror Party;

(ii) withdraw any funds from the Trust Account, other than as permitted by the Acquiror Organizational Documents or the Trust Agreement;

(iii) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding Equity Securities of any Acquiror Party; (B) split, combine or reclassify any Equity Securities of any Acquiror Party; or (C) other than in connection with the Acquiror Stockholder Redemption or as otherwise required by Acquiror’s Organizational Documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Equity Securities of any Acquiror Party;

(iv) make, change or revoke any material Tax election, adopt, change or revoke any material accounting method with respect to Taxes, file any material amended Tax Return, settle or compromise any material Tax liability, enter into any material closing agreement with respect to any Tax, surrender any right to claim a material refund of Taxes, or enter into any Tax sharing, Tax indemnification or similar agreements (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes), in each case, if such action would be reasonably expected to materially increase the present or future Tax liability of Acquiror, any Company Group Member;

(v) enter into, renew or amend in any material respect, any transaction or Contract with any director, officer, employee, stockholder, warrant holder or Affiliate of any Acquiror Party (unless entered into in the ordinary course of business);

(vi) waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability, in each case other than compromises or settlements in an aggregate amount not greater than $500,000;

(vii) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness;

(viii) (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any Equity Securities of any Acquiror Party other than (1) the issuance of Acquiror Class A Common Stock in exchange for Acquiror Class B Common Stock, (2) issuance of Acquiror Class A Common Stock in connection with the exercise of any Acquiror Warrants outstanding on the date hereof or (3) issuance of Acquiror Class A Common Stock in connection with any Permitted Equity Financing or (B) amend, modify or waive any of the terms or rights set forth in, any Acquiror Warrant or the applicable warrant agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(ix) form any subsidiary of Acquiror other than Merger Subs or as contemplated by this Agreement or the Transactions;

(x) liquidate, dissolve, reorganize or otherwise wind up the business and operations of any Acquiror or Party;

(xi) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Contracts (including engagement letters) with any of the financial advisors identified on Schedule 5.07 in a manner adverse to Acquiror or that would increase, add or supplement any Acquiror Transaction Expenses or enter into a Contract that if entered into prior to the date of this Agreement would require the payment of amounts that would constitute Acquiror Transaction Expenses; or

(xii) enter into any Contract, or otherwise become obligated, or resolve to take any action prohibited under this Section 7.02(a)(i) through (xi).

(b) Notwithstanding anything in this Section 7.02 or this Agreement to the contrary, (i) nothing shall give the Company, directly or indirectly, the right to control or direct the operations of any Acquiror Party and (ii) nothing set forth in this Agreement shall prohibit, or otherwise restrict the ability of, any Acquiror Party from using the funds held by Acquiror outside the Trust Account to pay any Acquiror expenses or liabilities or from otherwise distributing or paying over any funds held by Acquiror outside the Trust Account to the Sponsor or any of its Affiliates or any director, officer, employee, stockholder or warrant holder, in each case, prior to the Closing.

(c) During the Interim Period, Acquiror shall use its commercially reasonable efforts to, and shall cause its Subsidiaries to use their commercially reasonable efforts, to comply with, and continue performing under, as applicable, material Contracts to which Acquiror or its Subsidiaries may be a party.

Section 7.03 Permitted Equity Financing.

(a) During the Interim Period, subject to the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), Acquiror may execute Permitted Equity Financing Subscription Agreements that would constitute a Permitted Equity Financing; provided that, without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), (i) no Permitted Equity Financing Subscription Agreement shall provide for a purchase price of Acquiror Class A Common Stock at a price per share less than the Acquiror Stock Value (including of any discounts, rebates, equity kicker or promote), (ii) all the Permitted Equity Financing Subscription Agreements shall not in the aggregate provide for the issuance of Acquiror Class A Common Stock in exchange for cash proceeds from all Permitted Equity Financings (the “Permitted Equity Financing Proceeds”) in excess of one hundred million dollars ($100,000,000), and (iii) no such Permitted Equity Financing Subscription Agreement shall provide for the issuance of any security other than Acquiror Class A Common Stock, including Acquiror Warrants.

(b) Prior to the earlier of the Closing and the termination of this Agreement pursuant to Section 10.01, the Company agrees, and shall cause the appropriate officers, directors, employees and Representatives thereof, to use commercially reasonable efforts to cooperate, at Acquiror’s sole cost and expense (which expense shall be treated as an Acquiror Transaction Expense hereunder), in connection with the arrangement of any Permitted Equity Financing as may be reasonably requested by Acquiror, including by (i) upon reasonable prior notice and during normal business hours, participating in meetings, calls, presentations, and due diligence sessions (including accounting due diligence sessions) and sessions with prospective investors at mutually agreeable times and locations and upon reasonable advance notice (including the participation in any relevant “roadshow”), (ii) reasonably assisting with the preparation of customary materials, (iii) providing the Financial Statements and such other financial information regarding the Company Group readily available to the Company as is reasonably requested in connection therewith, subject to confidentiality obligations acceptable to the Company and (iv) otherwise reasonably cooperating in Acquiror’s efforts to obtain any Permitted Equity Financing; provided, that nothing in this Section 7.03(b) shall require such cooperation to the extent it could unreasonably interfere with the business of any member of the Company Group, violate any applicable Law or materially conflict or violate any Contract.

(c) At the Closing, Acquiror shall be permitted to consummate any Permitted Equity Financing, and issue the equity contemplated thereunder, in accordance with the terms and conditions of the Permitted Equity Financing Subscription Agreements.

(d) Acquiror shall not, without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), modify the subscription amount under any Permitted Equity Financing Subscription Agreement or reduce or impair the rights of Acquiror under any Permitted Equity Financing Subscription Agreement, permit or consent to any material amendment, supplement or modification to any Permitted Equity Financing Subscription Agreement, any material waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any material provision or remedy under, or any replacements of, any Permitted Equity Financing Subscription Agreement, or any replacements of, any Permitted Equity Financing Subscription Agreement, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision), it being acknowledged and agreed that the provisions, terms and conditions that are material and require such prior written consent of the Company with respect to any such amendment, modification or waiver include: (i) the price, terms, timing and conditions of the funding of any Permitted Equity Financing, (ii) the identity of any Permitted Equity Financing Investor (other than assignments to permitted assignees), (iii) the covenants of the Permitted Equity Financing Investors that apply prior to the consummation of any Permitted Equity Financing or the termination of any Permitted Equity Financing Subscription Agreement, (iv) the registration rights of any Permitted Equity Financing Investors, (v) the indemnification obligations of Acquiror under any Permitted Equity Financing Subscription Agreement, (vi) the termination provisions of any Permitted Equity Financing Subscription Agreement, (vii) any covenants, obligations or liabilities set forth in any Permitted Equity Financing Subscription Agreement that survive the consummation of any Permitted Equity Financing and (viii) any amendments, side letters or other Contracts related to the foregoing matters; provided, that, in the case of any such assignment or transfer, the initial party to such Permitted Equity Financing Subscription Agreement remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the transactions contemplated by such Permitted Equity Financing Subscription Agreement.

(e) Acquiror shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by any Permitted Equity Financing Subscription Agreement on the terms and conditions described therein, including maintaining in effect such Permitted Equity Financing Subscription Agreement and to use its reasonable best efforts to: (i) satisfy in all material respects on a timely basis all conditions and covenants applicable to Acquiror in such Permitted Equity Financing Subscription Agreement and otherwise comply with its obligations thereunder, (ii) confer with the Company regarding timing for delivery of any closing notice pursuant to such Permitted Equity Financing Subscription Agreement, and (iii) enforce its rights under such Permitted Equity Financing Subscription Agreement in the event that all conditions in such Permitted Equity Financing Subscription Agreement (other than conditions that Acquiror or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable Permitted Equity Financing Investor to pay to (or as directed by) Acquiror the applicable portion of the Permitted Equity Financing Proceeds, as applicable, set forth in such Permitted Equity Financing Subscription Agreement and consummate the transactions contemplated by such Permitted Equity Financing Subscription Agreement at or prior to Closing, in accordance with its terms. The Permitted Equity Financing Subscription Agreements shall provide that the Company is a third-party beneficiary thereof and is entitled to enforce such agreements in accordance with their respective terms.

(f) Without limiting the generality of the foregoing, Acquiror shall give the Company, prompt written notice: (i) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Permitted Equity Financing Subscription Agreement known to Acquiror; (ii) of the receipt of any written notice or other written communication from any party to any Permitted Equity Financing Subscription Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Permitted Equity Financing Subscription Agreement or any provisions of any Permitted Equity Financing Subscription Agreement; (iii) of any amendment, waiver or modification to any Permitted Equity Financing Subscription Agreement entered into by Acquiror that Acquiror was permitted to make without the prior written consent of the Company in accordance with this Section 7.03, it being understood that such amendment, waiver or modification is not conditioned on delivery of such notice and (iv) if Acquiror does not expect to receive all or any portion of Permitted Equity Financing Proceeds on the terms, in the manner or from the applicable investors as contemplated by the Permitted Equity Financing Subscription Agreements.

Section 7.04 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Acquiror or its Subsidiaries by third parties that may be in Acquiror’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of Acquiror would result in the loss of attorney-client privilege or other privilege from disclosure, each Acquiror Party shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, and with reasonable advance notice, to their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of Acquiror and its Subsidiaries, and shall use its and their commercially reasonable efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of Acquiror that are in the possession of any Acquiror Party, in each case as the Company and its Representatives may reasonably request solely for purposes of consummating the Transactions. The Parties shall use reasonable best efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

Section 7.05 Section 16 Matters. Prior to the Effective Time, Acquiror shall take all commercially reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of the Acquiror Class A Common Stock that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Acquiror to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

Section 7.06 Post-Closing Directors and Officers.

(a) During the Interim Period, Acquiror shall take all such action within its power as may be necessary or appropriate such that (i) each officer of Acquiror in office immediately prior to the Effective Time shall cease to be an officer immediately following the Effective Time and (ii) effective immediately after the Effective Time the individuals listed on Schedule 7.06 shall comprise the board of directors and officers of Acquiror until the earlier of their death, resignation or removal or until their respective successors are duly appointed.

(b) During the Interim Period, Acquiror will use commercially reasonable efforts to enter into employment agreements with certain key employees of the Company, as identified by, and based on the terms and conditions as reasonably and mutually agreed upon by, Acquiror, the Company and such employees; provided, that the Parties acknowledge and agree that the entry into such employment agreements is not, and shall not be, a condition to Closing.

Section 7.07 Incentive Equity Plan. Prior to the Closing Date, Acquiror shall approve, and subject to approval of the Acquiror Stockholders, adopt, (a) a management incentive equity plan, in a form and substance reasonably acceptable to Acquiror and the Company (the “Incentive Equity Plan”), and (b) an employee stock purchase agreement, in a form and substance reasonably acceptable to Acquiror and the Company (the “Employee Stock Purchase Plan”).

Section 7.08 Acquiror Bylaws and Charter. At the Closing (subject to approval by the Acquiror Stockholders of the same), Acquiror shall adopt the Acquiror Charter and the Acquiror Bylaws.

Section 7.09 Acquiror NASDAQ Listing. During the Interim Period, Acquiror shall use its reasonable best efforts to ensure Acquiror remains listed as a public company on, and for shares of Acquiror Class A Common Stock and Acquiror Warrants (but, in the case of Acquiror Warrants, only to the extent issued as of the date hereof) to be listed on, the NASDAQ. Prior to the Effective Time, Acquiror shall, to the extent required by the rules and regulations of the NASDAQ, prepare and submit to the NASDAQ a notification form for the listing of the Acquiror Class A Common Stock, and to cause such shares to be conditionally approved for listing (subject to official notice of issuance).

Section 7.10 Acquiror Public Filings. During the Interim Period, Acquiror will use commercially reasonable efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

Section 7.11 Qualification as an Emerging Growth Company. During the Interim Period Acquiror shall, at all times during the period from the date hereof until the Closing: (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”); and (b) not take any action that would cause Acquiror to not qualify as an “emerging growth company” within the meaning of the JOBS Act.

Section 7.12 Terminated Agreements. During the Interim Period, each of the Parties shall use its reasonable best efforts to cause the Existing Registration Agreement to be terminated and superseded by the Registration Rights Agreement effective as of the Closing.

Article VIII
JOINT COVENANTS

Section 8.01 Efforts to Consummate.

(a) Subject to the terms and conditions herein, each of the Parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the Transactions contemplated by this Agreement (including the satisfaction of the closing conditions set forth in Article IX).

(b) Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any consents of any Governmental Authorities or other Persons necessary to consummate the Transactions and the transactions contemplated by the Transaction Agreements. Each Party shall (i) promptly make any appropriate filings pursuant to the HSR Act with respect to the Transactions (and in any event shall each file the Notification and Report Form under the HSR Act within ten (10) Business Days) following the date of this Agreement and (ii) respond as promptly as reasonably practicable to any requests by any Governmental Authority for additional information and documentary material that may be requested pursuant to the HSR Act. Acquiror shall promptly inform the Company of any material communication between any Acquiror Party, on the one hand, and any Governmental Authority, on the other hand, and the Company shall promptly inform Acquiror of any material communication between the Company, on the one hand, and any Governmental Authority, on the other hand, in either case, regarding any of the Transactions or any Transaction Agreement. Without limiting the foregoing, (a) the Parties agree to request early termination of the applicable waiting period under the HSR Act, and (b) each Party and their respective Affiliates shall not agree to pull and refile under the HSR Act, or agree to extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the Transactions, except with the prior written consent of the other Party. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 8.01 or any other provision of this Agreement obligates any Party or any of its Affiliates to agree to (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities or assets of any Company Group Member or any entity or asset of such Party or any of its Affiliates or any other Person or (ii) terminate, amend or assign any existing relationship and contractual rights or obligations. No Party shall agree to any of the measures in the foregoing sentence with respect to any other Party or any of its Affiliates, except with Acquiror’s and the Company’s prior written consent. During the Interim Period, the Acquiror Parties, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of any Acquiror Party) or Acquiror (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Authority relating to the Transactions or the Transaction Agreements. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person, by telephone or by video with any Governmental Authority in connection with the Transactions unless it consults with, in the case of any Acquiror Party, the Company, or, in the case of the Company, Acquiror, in advance and, to the extent not prohibited by such Governmental Authority, gives, in the case of any Acquiror Party, the Company, or, in the case of the Company, Acquiror, the opportunity to attend and participate in such meeting or discussion.

(c) Notwithstanding anything to the contrary in the Agreement, (i) in the event that this Section 8.01 conflicts with any other covenant or agreement in this Agreement that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict and (ii) in no event shall Acquiror, Merger Subs, any Company Group Member be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which any Company Group Member is a party or otherwise in connection with the consummation of the Transactions.

(d) During the Interim Period, Acquiror, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder proceedings (including derivative claims) relating to this Agreement, any Transaction Agreements or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of Acquiror, any of the Acquiror Parties or any of their respective Representatives (in their capacity as a representative of an Acquiror Party) or, in the case of the Company, the Company, any Subsidiary of the Company or any of their respective Representatives (in their capacity as a representative of any Company Group Member). Acquiror and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other. Notwithstanding the foregoing the Company shall control the negotiation, defense and settlement of any such Transaction Litigation; provided, however, that in no event shall Acquiror, on the one hand, or the Company, on the other hand, settle or compromise any Transaction Litigation without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed).

Section 8.02 Registration Statement; Proxy Statement / Prospectus; Special Meeting.

(a) Registration Statement; Proxy Statement / Prospectus.

(i) As promptly as reasonably practicable following the execution and delivery of this Agreement, Acquiror shall, in accordance with this Section 8.02(a), and the Company will assist Acquiror, and provide to Acquiror all information regarding the Company, its Affiliates and its business that is necessary therefor, to prepare and file with the SEC, a registration statement on Form S-4 or other applicable form (the “Registration Statement”), relating to the registration of Acquiror Class A Common Stock issuable in the Mergers, which Registration Statement shall include a proxy statement in connection with the Transaction (the “Proxy Statement / Prospectus”) to be sent to the Acquiror Stockholders in advance of the Special Meeting, for the purpose of, among other things: (A) providing Acquiror Stockholders with the opportunity to redeem shares of Acquiror Class A Common Stock by tendering such shares for redemption not later than two Business Days prior to the originally scheduled date of the Special Meeting (the “Acquiror Stockholder Redemption”); and (B) soliciting proxies from holders of Acquiror Class A Common Stock to vote at the Special Meeting, as adjourned or postponed, in favor of the Acquiror Stockholder Matters. Without the prior written consent of the Company, the Acquiror Stockholder Matters shall be the only matters (other than procedural matters) which Acquiror shall propose to be acted on by the Acquiror Stockholders at the Special Meeting, as adjourned or postponed. The Proxy Statement / Prospectus will comply as to form and substance with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder and remain effective as long as is necessary to consummate the Transactions. Acquiror shall (1) file the definitive Proxy Statement / Prospectus with the SEC, (2) cause the Proxy Statement / Prospectus to be mailed to its stockholders of record, as of the record date to be established by the Acquiror Board in accordance with Section 8.02(a)(iii), as promptly as practicable following the receipt of oral or written notification of the completion of the review by the SEC (the “Proxy Clearance Date”) and (3) promptly commence a “broker search” in accordance with Rule 14a-12 of the Exchange Act.

(ii) Prior to filing with the SEC, Acquiror will make available to the Company drafts of the Proxy Statement / Prospectus and any other documents to be filed with the SEC, both preliminary and final, and any amendment or supplement to the Proxy Statement / Prospectus or such other document and will provide the Company with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. Acquiror shall not file any such documents with the SEC without the prior consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). Acquiror will advise the Company promptly after it receives notice thereof, of: (A) the time when the Proxy Statement / Prospectus has been filed; (B) receipt of oral or written notification of the completion of the review by the SEC; (C) the filing of any supplement or amendment to the Proxy Statement / Prospectus; (D) any request by the SEC for amendment of the Proxy Statement / Prospectus; (E) any comments from the SEC relating to the Proxy Statement / Prospectus and responses thereto; (F) requests by the SEC for additional information; and (G) the issuance of any stop order or the suspension of the qualification of the Acquiror Class A Common Stock for offering or sale in any jurisdiction or of the initiation or written threat of any proceeding for any such purpose. Acquiror shall respond to any SEC comments on the Proxy Statement / Prospectus as promptly as practicable and shall use its reasonable best efforts to have the Proxy Statement / Prospectus cleared by the SEC under the Securities Act and the Exchange Act as promptly as practicable; provided, that prior to responding to any requests or comments from the SEC, Acquiror will make available to the Company drafts of any such response and provide the Company with a reasonable opportunity to comment on such drafts.

(iii) If, at any time prior to the Special Meeting, there shall be discovered any information that should be set forth in an amendment or supplement to the Proxy Statement / Prospectus so that the Proxy Statement / Prospectus would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Acquiror shall promptly file an amendment or supplement to the Proxy Statement / Prospectus containing such information. The Company will provide to Acquiror all information regarding the Company, its Affiliates and its business that is reasonably necessary as determined by each of the Company’s and Acquiror’s respective counsel for any filing contemplated by the immediately preceding sentence. If, at any time prior to the Closing, the Company discovers any information, event or circumstance relating to the Company, its business or any of its Affiliates, officers, directors or employees that should be set forth in an amendment or a supplement to the Proxy Statement / Prospectus so that the Proxy Statement / Prospectus would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Company shall promptly inform Acquiror of such information, event or circumstance and provide to Acquiror all information necessary to correct any such deficiencies.

(iv) Acquiror shall make all necessary filings with respect to the Transactions under the Securities Act, the Exchange Act and applicable “blue sky” laws, and any rules and regulations thereunder. The Company agrees to promptly provide Acquiror with all information concerning the business, management, operations and financial condition of the Company Group Members, in each case, reasonably requested by Acquiror for inclusion in the Proxy Statement / Prospectus.

(b) Special Meeting.

(i) Acquiror will use its reasonable best efforts to take, in accordance with applicable Law, NASDAQ rules and the Acquiror Organizational Documents, all action necessary to duly convene and hold a meeting of the Acquiror Stockholders (the “Special Meeting”), as promptly as reasonably practicable after the Proxy Clearance Date, and Acquiror shall commence the mailing of the Proxy to the Acquiror Stockholders as promptly as practicable after the Proxy Clearance Date, to (A) consider and vote upon the approval of the Acquiror Stockholder Matters and to cause such vote to be taken and (B) provide Acquiror Stockholders with the opportunity to elect to effect a Acquiror Stockholder Redemption.  Acquiror may only elect to postpone or adjourn such meeting if (1) a postponement or adjournment is required by Law or (2) as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement / Prospectus) there are insufficient shares of Acquiror Common Stock represented (either in person or by proxy) and voting to approve the Acquiror Stockholder Matters or to constitute a quorum necessary to conduct the business of the Special Meeting; provided, that any adjournment or postponement by Acquiror pursuant to the foregoing clause (2) shall require the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed). Acquiror shall, following the Proxy Clearance Date, use its reasonable best efforts to obtain the approval of the Acquiror Stockholder Matters at the Special Meeting, including by soliciting from the Acquiror Stockholders proxies in favor of the Acquiror Stockholder Matters as promptly as possible and, except in the event of a Change in Recommendation in accordance with Section 8.02(b)(ii), to include in the Proxy Statement / Prospectus the Acquiror Board Recommendation and shall use its reasonable best efforts take all other action necessary or advisable to secure the required vote or consent of the Acquiror Stockholders with respect to the Acquiror Stockholder Matters. Acquiror shall keep the Company reasonably informed regarding all matters relating to the Acquiror Stockholder Matters and the Special Meeting, including by promptly furnishing any voting or proxy solicitation reports received by Acquiror in respect of such matters and similar updates regarding any redemptions.

(ii) Neither the Acquiror Board nor any committee thereof shall fail to make, amend, change, withdraw, modify, withhold or qualify the Acquiror Board Recommendation or publicly propose or resolve to withhold, withdraw or modify in a manner adverse to the Company the Acquiror Board Recommendation (any such action, a “Change in Recommendation”); provided, that notwithstanding the obligation in Section 8.02(b)(i), at any time prior to obtaining approval of the Acquiror Stockholder Matters, solely in response to an Acquiror Intervening Event, the Acquiror Board may make a Change in Recommendation if the Acquiror Board shall have determined in good faith, after consultation with its outside legal counsel, that, a failure to make a Change in Recommendation in response to such Acquiror Intervening Event would violate its fiduciary duties under applicable Law; provided, that the Acquiror Board will not be entitled to make, or agree or resolve to make, a Change in Recommendation unless (A) Acquiror delivers to the Company a written notice (an “Acquiror Intervening Event Notice”) advising the Company that the Acquiror Board proposes to take such action and containing the material facts underlying the Acquiror Board’s determination that an Acquiror Intervening Event has occurred and (B) at or after 5:00 p.m., Eastern Time, on the third (3rd) Business Day immediately following the day on which Acquiror delivered the Acquiror Intervening Event Notice (such period from the time the Acquiror Intervening Event Notice is provided until 5:00 p.m., Eastern Time, on the third (3rd) Business Day immediately following the day on which Acquiror delivered the Acquiror Intervening Event Notice (it being understood that any material development with respect to an Acquiror Intervening Event shall require a new notice but with an additional three (3) Business Day period from the date of such notice, the “Acquiror Intervening Event Notice Period”)), the Acquiror Board reaffirms in good faith (after consultation with its outside legal counsel) that the failure to make a Change in Recommendation would violate its fiduciary duties under applicable Law. If requested by the Company, Acquiror will use and will use its reasonable best efforts to cause its Representatives to, during the Acquiror Intervening Event Notice Period, engage in good faith negotiations with the Company and its Representatives to make such adjustment in terms and conditions of this Agreement so as to obviate the need for a Change in Recommendation. For the avoidance of doubt, a Change in Recommendation will not affect Acquiror’s obligations pursuant to this Section 8.02 (other than as set forth in the last sentence of Section 8.02(b)(i) and the first sentence of this Section 8.02(b)(ii)) or elsewhere in this Agreement.

Section 8.03 Exclusivity.

(a) During the Interim Period, the Company shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, (i) any action to solicit, initiate or engage in discussions or negotiations with, or enter into any agreement with, or encourage, or provide information to, any Person (other than Acquiror and/or any of its Affiliates or Representatives) concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Acquisition Transaction; provided, that the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 8.03(a) or (ii) any action in connection with a public offering of any Equity Securities of any Company Group Member (or any Affiliate or successor of any Company Group Member). The Company shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction.

(b) During the Interim Period, Acquiror shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, its shareholders and/or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination involving Acquiror (a “Alternate Business Combination Proposal”) other than with the Company, its shareholders and their respective Affiliates and Representatives; provided, that the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 8.03(b). Acquiror shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Alternate Business Combination Proposal.

Section 8.04 Tax Matters.

(a) For U.S. federal income Tax purposes, each of the Parties intends that (i) the Mergers, taken together, constitute a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder to which each of the Parties are parties under Section 368(b) of the Code and the Treasury Regulations thereunder and (ii) this Agreement is adopted as a plan of reorganization with respect to such “reorganization” for purposes of Sections 354, 361 and 368 of the Code and Treasury Regulations Section 1.368-2(g) and 1.368-3(a) (collectively, the “Intended Income Tax Treatment”). The Parties will prepare and file all Tax Returns consistent with the Intended Income Tax Treatment and will not take any inconsistent position on any Tax Return or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a determination within the meaning of Section 1313(a) of the Code. Each of the Parties agrees to promptly notify all other Parties of any challenge to the Intended Income Tax Treatment by any Governmental Authority.

(b) Each Party shall use commercially reasonable efforts to cause the Mergers to qualify for the Intended Income Tax Treatment. No Party shall take or cause to be taken any action, or fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent the Mergers from so qualifying for the Intended Income Tax Treatment. Each Party shall use commercially reasonable efforts to promptly notify the other Party in writing if, before the Closing, such Party knows or reasonably expects that the Mergers may not qualify for the Intended Income Tax Treatment (and whether the terms of this Agreement could be reasonably amended to facilitate such qualification).

(c) In the event that the SEC requests or requires a tax opinion regarding the Intended Income Tax Treatment, each of the Parties shall use commercially reasonable efforts to (i) execute and deliver customary tax representation letters as the applicable tax advisor may reasonably request in form and substance reasonably satisfactory to such tax advisor and (ii) cause its respective advisor to render such opinion.

(d) All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the Transactions (“Transfer Taxes”) will be borne by the Company. The Parties shall use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Transfer Tax that could be imposed in connection with the Transactions.

(e) As promptly as practicable following the Mergers, as part of a single integrated transaction with the Blockcap Merger that is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the Parties shall cause the Third Merger to occur.

Section 8.05 Confidentiality; Publicity.

(a) Acquiror acknowledges that the information being provided to it in connection with this Agreement and the consummation of the Transactions is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference, and each Merger Sub shall comply with the terms of the Confidentiality Agreement applicable to Acquiror as if an original party thereto, in the same manner and on the same terms as Acquiror is bound by the terms of such Confidentiality Agreement. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby. The Company acknowledges that, in connection with any Permitted Equity Financing, Acquiror shall be entitled to disclose, pursuant to the Exchange Act, any information contained in any presentation to the Permitted Equity Financing, which information may include Confidential Material (as defined in the Confidentiality Agreement); provided, that Acquiror provides the Company with a reasonable opportunity to review and provide comments to such presentation and the Company consents to the contents thereof.

(b) None of Acquiror, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the Transactions, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Acquiror, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Laws or the rules of any national securities exchange), in which case Acquiror or the Company, as applicable, shall use their reasonable best efforts to coordinate such announcement or communication with the other Party, prior to announcement or issuance; provided, however, that, subject to this Section 8.05, each Party and its Affiliates may make announcements regarding the status and terms (including price terms) of this Agreement and the Transactions to their respective directors, officers, employees, direct and indirect current or prospective limited partners and investors or otherwise in the ordinary course of their respective businesses, in each case, so long as such recipients are obligated to keep such information confidential without the consent of any other Party; and provided, further, that subject to Section 6.02 and this Section 8.05, the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent.

Section 8.06 Post-Closing Cooperation; Further Assurances. Following the Closing, each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the Transactions.

Section 8.07 Company Options; Company RSUs.

(a) The Parties shall cooperate to establish an equity incentive plan and a tax-qualified employee stock purchase plan under Section 423 of the Code that will allow the Parties to effectuate the actions set forth in Section 7.07. The Parties shall cooperate to effectuate the assumption of certain Company Options and Company RSUs in accordance with Section 3.01(a)(iv) and (v) and to ensure that the terms and conditions of the assumed Company Options and Company RSUs will be governed by the Incentive Equity Plan and award agreements but will remain subject to the same terms and conditions that applied immediately prior to the Effective Time, except for any changes that are necessary to effectuate the Transactions.

(b) The Company shall cause all notices to be timely provided to each optionee and RSU holder under the Company Equity Plans as required by the Company Equity Plans.

Section 8.08 Third Merger.

(a) Immediately prior to signing this Agreement, Acquiror shall form a wholly owned subsidiary that is a limited liability company disregarded as an entity separate from Acquiror (“Third Merger Sub”).

(b) Acquiror and the Company shall cause Acquiror, Third Merger Sub and Blockcap to enter into an agreement and plan of merger as soon as reasonably practicable following the consummation of the Blockcap Merger, pursuant to which promptly following the Second Effective Time, but in any event on the same day as the Second Effective Time, (i) Blockcap will merge with and into Third Merger Sub (the “Third Merger”), with Third Merger Sub continuing as a wholly owned subsidiary of Acquiror and (ii) Third Merger Sub and Blockcap shall cause the Third Merger to be consummated by filing a certificate of merger in a form reasonably agreed between Acquiror and the Company with the Secretary of State of the State of Delaware and articles of merger in a form reasonably agreed between Acquiror and the Company. Acquiror and the Company shall cause Acquiror, Third Merger Sub and Blockcap to adopt such agreement and plan of merger as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

Section 8.09 Registration Rights Agreement. During the Interim Period, Acquiror and the Company shall cooperate in good faith to negotiate on customary terms an amended and restated registration rights agreement (the “Registration Rights Agreement”), pursuant to which, among other things, that certain Registration and Stockholder Rights Agreement previously entered into by and among Acquiror, Sponsor and the other parties thereto on February 9, 2021 (the “Existing Registration Agreement”) shall be amended and restated.

Article IX
CONDITIONS TO OBLIGATIONS

Section 9.01 Conditions to Obligations of All Parties. The respective obligations of each Party to consummate, or cause to be consummated, the Transactions are subject to the satisfaction (or waiver in writing by such Party if permitted by applicable Law) of the following conditions:

(a) HSR Approval. The applicable waiting period under the HSR Act relating to the Transactions shall have expired, terminated or where applicable, approvals have been obtained.

(b) No Prohibition. There shall not be in force any Law or Governmental Order by any Governmental Authority of competent jurisdiction enjoining, prohibiting, or making illegal the consummation of the Transactions.

(c) Net Tangible Assets. After giving effect to the Transactions, Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time.

(d) Acquiror Stockholder Approval. The Required Acquiror Stockholder Approval shall have been obtained.

(e) Company Stockholder Approval. The Written Consent, constituting the Company Stockholder Approval, shall have been delivered to Acquiror, and shall remain in full force and effect.

(f)   Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(g) NASDAQ Listing. The shares of Acquiror Class A Common Stock to be issued in connection with the Closing shall have been approved for listing on the NASDAQ, subject only to official notice of issuance, and immediately following the Effective Time, Acquiror shall satisfy any applicable initial and continued listing requirements of NASDAQ and Acquiror shall not have received any notice of non-compliance therewith that has not been cured prior to, or would not be cured at or immediately following the Effective Time.

Section 9.02 Additional Conditions to Obligations of Acquiror Parties. The obligations of the Acquiror Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Company contained in Section 4.01 (Corporate Organization of the Company), Section 4.02 (Subsidiaries) Section 4.03 (Due Authorization), Section 4.04 (No Conflict), Section 4.07 (Capitalization of Subsidiaries), and Section 4.23 (Brokers’ Fees) (collectively, the “Specified Representations”) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct in all material respects on and as of such earlier date).

(ii) The representations and warranties of the Company contained in Section 4.22(a) (No Material Adverse Effect) shall be true and correct in all respects as of the Closing Date.

(iii) Each of the representations and warranties of the Company contained in Article IV (other than the Specified Representations and the representations and warranties of the Company contained in Section 4.06 and Section 4.22(a)), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, a Material Adverse Effect.

(iv) The representations and warranties of the Company contained in Section 4.06 (Current Capitalization) shall be true and correct in all respects, other than de minimis inaccuracies as of the Closing Date, as though then made.

(b) Agreements and Covenants. The covenants and agreements of the Company in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) No Material Adverse Effect. Since the date hereof, there shall not have occurred any Material Adverse Effect that is then continuing.

(d) Officer’s Certificate. The Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.02(a), Section 9.02(b) and Section 9.02(c) have been fulfilled.

(e) Blockcap Transaction. The closing of the Blockcap Transaction has occurred in accordance with the terms of the Blockcap Merger Agreement.

Section 9.03 Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate or cause to be consummated the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Acquiror Parties contained in Article V (other than the representations and warranties of the Acquiror Parties contained in Section 5.01 (Corporate Organization), Section 5.02 (Due Authorization), Section 5.06 (Trust Account), Section 5.07 (Brokers’ Fees), and Section 5.11 (Capitalization)) shall be true and correct (without giving any effect to any limitation as to “materiality” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except where the failure of such representations and warranties to be so true and correct, has not had, and would not reasonably be expected to have, an Acquiror Material Adverse Effect.

(ii) Each of the representations and warranties of the Acquiror Parties contained in Section 5.01 (Corporate Organization), Section 5.02 (Due Authorization), Section 5.06 (Trust Account), and Section 5.07 (Brokers’ Fees) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Acquiror Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct in all material respects on and as of such earlier date).

(iii) The representations and warranties of the Acquiror Parties contained in Section 5.11 (Capitalization) shall be true and correct in all respects, other than de minimis inaccuracies, as of the Closing Date, as though then made.

(b) Agreements and Covenants. The covenants and agreements of the Acquiror Parties in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) Officer’s Certificate. Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.03(a) and Section 9.03(b) have been fulfilled.

(d) Sponsor Agreement. Each of the covenants of the Sponsor required under the Sponsor Agreement to be performed as of or prior to the Closing have been performed in all material respects.

(e) Resignations. The directors and officers of Acquiror listed on Schedule 9.03(g) shall have been removed from their respective positions or tendered their irrevocable resignations, in each case effective as of the Effective Time.

(f)   Terminated Agreement. Acquiror shall cause the Existing Registration Agreement to be terminated and superseded by the Registration Rights Agreement, effective as of the Closing, and shall provide the Company with evidence of such termination in a form that is reasonably satisfactory to the Company.

Section 9.04 Frustration of Conditions. A Party may not rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was due to the failure of such Party to perform any of its obligations under this Agreement.

Article X
TERMINATION/EFFECTIVENESS

Section 10.01 Termination. This Agreement may be validly terminated and the Transactions may be abandoned at any time prior to the Closing only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a) by mutual written agreement of Acquiror and the Company;

(b) by either Acquiror or the Company, if there shall be in effect any (i) Law in any jurisdiction of competent authority or (ii) order issued, promulgated, made, rendered or entered into by any court or other tribunal of competent jurisdiction, that, in the case of each of clauses (i) and (ii), permanently restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Mergers and in the case of any such order, such order shall have become final and non-appealable, except that the right to terminate this Agreement pursuant to this Section 10.01(b) will not be available to any Party that has failed to use its reasonable best efforts to resist, appeal, obtain consent pursuant to, resolve or lift, as applicable, such final and non-appealable order;

(c) by either Acquiror or the Company, if the Effective Time has not occurred by 11:59 p.m., Eastern Time, on March 21, 2022 (the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this Section 10.01(c) will not be available to any Party whose breach of any provision of this Agreement primarily causes or results in the failure of the Mergers to be consummated by such time;

(d) by either Acquiror or the Company, if Acquiror fails to obtain the Required Acquiror Stockholder Approval upon vote taken thereon at the Special Meeting (or at a meeting of its stockholders following any adjournment or postponement thereof); provided, that the right to terminate this Agreement under this Section 10.01(d) shall not be available to Acquiror if, at the time of such termination, any Acquiror Party is in material breach of Section 8.02 and such breach is the primary cause of the failure to obtain the Required Acquiror Stockholder Approval;

(e) by Acquiror, if the Company has breached or failed to perform any of its (i) representations or warranties or (ii) covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 9.02(a) or Section 9.02(b) to be satisfied at the Closing and (B) is not capable of being cured by the Termination Date or, if capable of being cured by the Termination Date, is not cured by the Company, as applicable, before the earlier of (x) the fifth (5th) Business Day immediately prior to the Termination Date and (y) the thirtieth (30th) day following receipt of written notice from Acquiror of such breach or failure to perform; provided, that Acquiror shall not have the right to terminate this Agreement pursuant to this Section 10.01(e) if it is then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in the failure of a condition set forth in Section 9.03(a) or Section 9.03(b) to be satisfied if the Closing were scheduled to occur;

(f) by the Company, if any Acquiror Party has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 9.03(a) or Section 9.03(b) to be satisfied at the Closing and (B) is not capable of being cured by the Termination Date or, if capable of being cured by the Termination Date, is not cured by the Acquiror Parties, as applicable, before the earlier of (x) the fifth (5th) Business Day immediately prior to the Termination Date and (y) the thirtieth (30th) day following receipt of written notice from the Company of such breach or failure to perform; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.01(f) if it is then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in the failure of a condition set forth in Section 9.02(a) or Section 9.02(b) to be satisfied if the Closing were scheduled to occur;

(g) by Acquiror, if the Company has not provided to Acquiror the Written Consent pursuant to and in accordance with Section 6.08; or

(h) by the Company, at any time within five (5) Business Days following a Change in Recommendation.

Section 10.02 Effect of Termination. Except as otherwise set forth in this Section 10.02 or Section 11.13, in the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors, employees or stockholders, other than liability of any Party for any Fraud or any Willful Breach of this Agreement by such Party occurring prior to such termination. The provisions of Section 6.03 (No Claim Against the Trust Account), Section 8.05 (Confidentiality; Publicity), this Section 10.02 (Effect of Termination) and Article XI (Miscellaneous) (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

Article XI
MISCELLANEOUS

Section 11.01 Waiver. At any time and from time to time prior to the Effective Time, Acquiror and the Company may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Party, as applicable; (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance by the other Party with any of the agreements or conditions contained herein applicable to such Party (it being understood that Acquiror and Merger Subs shall each be deemed a single Party for purposes of this Section 11.01). Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

Section 11.02 Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a) If to Acquiror or Merger Subs to:

Power & Digital Infrastructure Acquisition Corp.

321 North Clark Street, Suite 2440
Chicago, IL 60654

Attn: Patrick C. Eilers
E-mail: peilers@eptransition.com

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street
Houston, TX 77002

Attn:	Debbie Yee, P.C.
Adam Garmezy
E-mail:	debbie.yee@kirkland.com
adam.garmezy@kirkland.com

Kirkland & Ellis LLP
300 North LaSalle
Chicago, IL 60654
Attn: Richard J. Campbell, P.C.

E-mail: rcampbell@kirkland.com

(b) If to the Company to:

Core Scientific Holding Co.

2800 Northrup Way #220

Bellevue, WA

Attention: Michael Trzupek, Chief Financial Officer

E-mail: mtrzupek@corescientific.com

with a copy to:

Todd DuChene, General Counsel

E-mail: tduchene@corescientific.com

with a copy (which shall not constitute notice) to:

Cooley LLP

1299 Pennsylvania Avenue, NW
Washington, DC 20004

Attention: Daniel S. Peale

E-mail: dpeale@cooley.com

Cooley LLP
55 Hudson Yards
New York, NY 10001
Attn: David I. Silverman

E-mail: dsilverman@cooley.com

or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

Section 11.03 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties; provided, that Acquiror may assign any or all of its rights and obligations hereunder, in whole or from time to time in part, to one or more of its Subsidiaries and Merger Subs may assign its rights and obligations hereunder, in whole or from time to time in part, to any other wholly owned Subsidiary of Acquiror, but no such assignment shall relieve Acquiror or Merger Subs, as applicable, of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.

Section 11.04 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company and Acquiror (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 7.01 and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.14 and Section 11.15.

Section 11.05 Expenses. Except as otherwise provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing occurs, Surviving Corporation shall bear and pay at or promptly after Closing all Acquiror Transaction Expenses and all Company Transaction Expenses.

Section 11.06 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 11.07 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.08 Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Schedules with reference to any section or Schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or Schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.09 Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), the Transaction Agreements and that certain letter agreement, dated as of February 15, 2021, by and between the Company and Acquiror (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between the Parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.

Section 11.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the Parties in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the Parties shall not restrict the ability of the board of directors (or other body performing similar functions) of any of the Parties to terminate this Agreement in accordance with Section 10.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 11.10.

Section 11.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 11.12 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the Transactions may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.12. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.13 Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement, and (ii) the right of specific enforcement is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13 shall not be required to provide any bond or other security in connection with any such injunction.

Section 11.14 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or Merger Subs under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions.

Section 11.15 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing, and (b) this Article XI.

Section 11.16 Acknowledgements.

(a) Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the representations and warranties in Article IV constitute the sole and exclusive representations and warranties of the Company in connection with the Transactions; (iii) the representations and warranties in Article V constitute the sole and exclusive representations and warranties of Acquiror Parties; (iv) except for the representations and warranties in Article IV by the Company and the representations and warranties in Article V by the Acquiror Parties, none of the Parties or any other Person makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the such Party or its Subsidiaries or the Transactions and all other representations and warranties of any kind or nature expressed or implied (including (A) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections, forecasts or budgets or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (B) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); and (v) each Party and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the representations and warranties in Article IV by the Company and the representations and warranties in Article V by the Acquiror Parties. The foregoing does not limit any rights of any Party pursuant to any other Transaction Agreement against any other Party pursuant to such Transaction Agreement to which it is a party or an express third-party beneficiary thereof. Nothing in this Section 11.16(a) shall relieve any Party of liability in the case of Fraud committed by such Party.

(b) Effective upon Closing, each of the Parties waives, on its own behalf and on behalf of its respective Affiliates and Representatives, to the fullest extent permitted under applicable Law, any and all rights, Actions and causes of action it may have against the any other Party or their respective Subsidiaries and any of their respective current or former Affiliates or Representatives relating to the operation of any Party or their respective businesses prior to the Closing or relating to the subject matter of this Agreement, the Schedules, or the Exhibits to this Agreement, whether arising under or based upon any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise. Each Party acknowledges and agrees that it will not assert, institute or maintain any Action, suit, investigation, or proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section 11.16(b). The foregoing agreements, acknowledgements, disclaimers and waivers are irrevocable. For the avoidance of doubt, nothing in this Section 11.16(b) shall limit, modify, restrict or operate as a waiver with respect to, (i) any rights that any Party may have under any written agreement entered into in connection with the Transactions, including this Agreement and any other Transaction Agreement or (ii) any employment, severance, bonus or similar agreement or arrangement between any Company Group Member and a current officer or director that continues to remain in effect following the Closing.

Section 11.17 Waiver; Privilege.

(a) Acquiror and the Company Group, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Entity), hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among (i) the Company Stockholders or holders of other Equity Securities of the Company and any of their respective directors, members, partners, officers, employees or affiliates (other than the Surviving Entity) (collectively, the “Company Related Group”), on the one hand, and (ii) the Surviving Entity or any member of the Company Related Group, on the other hand, any legal counsel, including Cooley LLP (“Cooley”), that represented the Company prior to the Closing may represent any member of the Company Related Group in such dispute even though the interests of such persons may be directly adverse to the Surviving Entity, and even though such counsel may have represented the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Entity. Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Entity) further agree that, as to all legally privileged communications prior to the Closing made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Transaction Agreements, the Transactions or the transactions contemplated by the Transaction Agreements between or among the Company or any member of the Company Related Group, on the one hand, and Cooley, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Mergers and belong to the Company Related Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Entity.

(b) Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Entity), hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among (i) the Sponsor, the Acquiror Stockholders or holders of other Equity Securities of Acquiror or the Sponsor or any of their respective directors, members, partners, officers, employees or affiliates (other than the Surviving Entity) (collectively, the “Acquiror Related Group”), on the one hand, and (ii) the Surviving Entity or any member of the Company Related Group, on the other hand, any legal counsel, including Kirkland & Ellis LLP (“K&E”), that represented Acquiror or the Sponsor prior to the Closing may represent the Sponsor or any other member of the Acquiror Related Group in such dispute even though the interests of such persons may be directly adverse to the Surviving Entity, and even though such counsel may have represented Acquiror in a matter substantially related to such dispute, or may be handling ongoing matters for Acquiror, the Surviving Corporation or the Sponsor. Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Entity), further agree that, as to all legally privileged communications prior to the Closing made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Transaction Agreements, the Transactions or the transactions contemplated by the Transaction Agreements between or among Acquiror, the Sponsor or any other member of the Acquiror Related Group, on the one hand, and K&E, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Mergers and belong to the Acquiror Related Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Entity.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger and Reorganization to be duly executed as of the date hereof.

POWER & DIGITAL INFRASTRUCTURE ACQUISITION CORP.

By:	/s/ Patrick C. Eilers
Name:	Patrick C. Eilers
Title:	Chief Executive Officer

XPDI MERGER SUB INC.

By:	/s/ Patrick C. Eilers
Name:	Patrick C. Eilers
Title:	Director and Co-President

XPDI MERGER SUB 2, LLC

By:	/s/ Patrick C. Eilers
Name:	Patrick C. Eilers
Title:	Director and Co-President

[Signature Page to Agreement and Plan of Merger and Reorganization]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger and Reorganization to be duly executed as of the date hereof.

CORE SCIENTIFIC HOLDING CO.

By:	/s/ Todd DuChene
Name:	Todd DuChene
Title:	General Counsel and Secretary

[Signature Page to Agreement and Plan of Merger and Reorganization]